SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

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PepsiCo, Inc.

(Names of Registrant as Specified in Its Charters)

(Names of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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700 Anderson Hill Road

Purchase, New York 10577-1444

March 25, 2004

Dear Fellow PepsiCo Shareholder:

You are invited to attend our Annual Meeting of Shareholders on Wednesday, May 5, 2004, at 11:00 a.m. local time at the headquarters of Frito-Lay, Inc., 7701 Legacy Drive, Plano, Texas.

At the meeting, we will ask you to elect the Board of Directors, to ratify the appointment of independent auditors, to approve the 2004 Executive Incentive Compensation Plan, and to consider two shareholder proposals. We will also review the progress of the Company during the past year and answer your questions. The attached Proxy Statement describes the business we will conduct and provides information about the Company that you should consider when you vote your shares.

Cordially,

Steven S Reinemund

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

PepsiCo will hold its Annual Meeting of Shareholders at the headquarters of Frito-Lay, Inc., 7701 Legacy Drive, Plano, Texas, on Wednesday, May 5, 2004, at 11:00 a.m. local time, to:

■	Elect the Board of Directors.
■	Ratify the appointment of independent auditors.
■	Approve the 2004 Executive Incentive Compensation Plan.
■	Act upon two shareholder proposals described in the attached Proxy Statement.
■	Transact any other business that may properly come before the Meeting.

Holders of record of the Company’s Common and Convertible Preferred Stock as of the close of business on March 12, 2004 (the “Record Date”) will be entitled to vote at the Meeting.

Please refer to the General Information page in this Proxy Statement for additional information about the Annual Meeting and voting.

March 25, 2004

David R. Andrews

Secretary

GENERAL INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

Who can attend the Annual Meeting?

Only shareholders of record as of the close of business on March 12, 2004, their authorized representatives and guests will be able to attend the Annual Meeting. Admission will be by ticket only, and those attending the Annual Meeting must bring photo identification. Frito-Lay headquarters is accessible to disabled persons. Upon request, we will provide wireless headsets for hearing amplification.

How do I receive an admission ticket?

If you are a registered shareholder (your shares are held in your name) and plan to attend the Annual Meeting, you can obtain an admission ticket by checking the appropriate box on your enclosed proxy card or by contacting PepsiCo’s Manager of Shareholder Relations at (914) 253-3055. An admission ticket will then be sent to you.

If you are a beneficial owner (your shares are held in the name of a bank, broker or other holder of record) and plan to attend the Annual Meeting, you can obtain an admission ticket in advance by writing to Investor Relations, PepsiCo, Inc., 700 Anderson Hill Road, Purchase, NY 10577 or by contacting PepsiCo’s Manager of Shareholder Relations at (914) 253-3055. Please be sure to include proof of ownership, such as a bank or brokerage account statement. Shareholders who do not obtain tickets in advance may obtain them upon verification of their ownership at the registration desk on the day of the Annual Meeting.

How do I vote at the Annual Meeting?

If you wish to vote at the Annual Meeting, written ballots will be available from the ushers at the meeting. If your shares are held in the name of a bank, broker or other holder of record and you decide to attend and vote at the Annual Meeting, you must obtain a proxy, executed in your favor, from the holder of record to be able to vote at the meeting. However, if you vote by proxy and also attend the meeting, there is no need to vote again at the Annual Meeting unless you wish to change your vote.

How do I vote if I am a registered shareholder and cannot attend the Annual Meeting?

All shareholders who are entitled to vote on the matters that come before the Annual Meeting have the opportunity to do so whether or not they attend the meeting in person. If you hold your shares through a bank, broker or other holder of record, please refer to the information provided by that entity for instructions on how to vote your shares. If you are a registered shareholder and are unable to attend the Annual Meeting, you can vote your shares by proxy in one of the following manners:

Via Internet at https://www.proxyvotenow.com/pep and following the instructions;

By Telephone at 1-866-358-4697 in the United States, Canada or Puerto Rico on a touch-tone phone and following the recorded instructions; or

By Mail by signing and returning the enclosed proxy card.

Choosing to vote via the Internet or calling the toll-free number listed on the proxy card will save the Company expense. Instructions for using these convenient services appear on the proxy card. You can also vote your shares by marking your votes on the proxy card, signing and dating it and mailing it promptly using the envelope provided. Proxy votes are tabulated by an independent agent and reported at the Annual Meeting.

Can I Revoke My Proxy?

You may revoke your proxy by casting a ballot at the Annual Meeting. Any proxy not revoked will be voted as specified on your proxy card. If you return your proxy and no vote is specified (and you do not withhold authority for a nominee or you do not indicate that you abstain), your proxy will be voted in accordance with the Board of Directors’ recommendations.

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Can Employees Who Participate in PepsiCo’s 401(k) Plan Vote?

Participants can vote shares held in PepsiCo’s 401(k) plan (a portion of which constitutes an Employee Stock Ownership Plan (the “ESOP”)). To do so, the participant must sign and return a proxy card. If cards representing shares held in the 401(k) plan are not returned, the trustees will not vote those shares for which signed cards are not returned, unless required by law.

What Constitutes a Quorum at the Annual Meeting?

Under North Carolina law and the Company’s By-laws, the presence in person or by proxy of the holders of record of a majority of the votes entitled to be cast constitutes a quorum. Abstentions and broker non-votes are counted as present to determine whether a quorum exists at the meeting.

How are Votes Counted?

Election of Directors. Under North Carolina law and the Company By-laws, the nominees for directors who receive a majority of all the votes cast shall be elected to the Board of Directors.

Ratification of Independent Auditors. Under North Carolina law and the Company By-laws, ratification of the appointment of the independent auditors will be approved if a majority of all the votes cast are in favor of ratification.

2004 Executive Incentive Compensation Plan. Under North Carolina law and the Company By-laws, the 2004 Executive Incentive Compensation Plan will be approved if a majority of all the votes cast are in favor of the plan.

Shareholder Proposals. For each of the shareholder proposals, the affirmative vote of a majority of the votes cast is required for adoption of each resolution.

Note on Abstentions. If you abstain from voting on a particular matter, your vote will not be treated as present and, therefore, will not be treated as cast either for or against that proposal.

Note on “Broker Non-Votes.” The rules of the New York Stock Exchange determine whether a broker may cast votes related to shares held by the broker for the benefit of the actual owner where the broker does not receive specific voting instructions from the actual owner. On routine matters, such as the Election of Directors, Ratification of Independent Auditors and the 2004 Executive Incentive Compensation Plan, brokers may cast a vote on such shares. On nonroutine matters, such as the Shareholder Proposals, brokers may not vote such shares and these “broker non-votes” will not be treated as present.

Are My Votes Confidential?

PepsiCo’s policy is that proxies identifying individual shareholders are private except as necessary to determine compliance with law or assert or defend legal claims. Proxies may also not be kept confidential in a contested proxy solicitation or in the event that a shareholder makes a written comment on a proxy card or an attachment to it. PepsiCo retains an independent organization to tabulate shareholder votes and certify voting results. The tabulating agent maintains the confidentiality of the proxies throughout the process.

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PepsiCo, Inc.

700 Anderson Hill Road

Purchase, New York 10577-1444

www.pepsico.com

March 25, 2004

PROXY STATEMENT

The Board of Directors of PepsiCo, Inc. (“PepsiCo” or the “Company”) is soliciting proxies to be voted at the Annual Meeting of Shareholders to be held on Wednesday, May 5, 2004, and at any adjournment of the Meeting. We are sending this Proxy Statement in connection with the proxy solicitation.

PepsiCo’s authorized stock includes both Common Stock and Convertible Preferred Stock. As of March 12, 2004, the record date, there were 1,711,296,430 shares of PepsiCo Common Stock outstanding and entitled to one vote each at the Annual Meeting and 501,253 shares of PepsiCo Convertible Preferred Stock outstanding and entitled to 2,487,468 votes at the Annual Meeting, which number is equal to the number of shares of Common Stock into which such shares of Convertible Preferred Stock could be converted on the record date, rounded to the nearest one-tenth. Holders of the Common Stock and the Convertible Preferred Stock vote together on all matters as a single class. The outstanding shares of Common Stock were registered in the names of 211,875 shareholders and the outstanding shares of Convertible Preferred Stock were registered in the names of 3,704 shareholders. As far as we know, no person owns beneficially more than 5% of the outstanding Common or Convertible Preferred Stock.

PepsiCo is making its first mailing of this Proxy Statement on or about March 25, 2004.

ELECTION OF DIRECTORS (PROXY ITEM NO. 1)

The Board of Directors proposes the following thirteen nominees for election as directors at the Annual Meeting. The directors will hold office from election until the next Annual Meeting of Shareholders, or until their successors are elected and qualified. If any of these nominees for director becomes unavailable, the persons named in the enclosed proxy intend to vote for any alternate designated by the current Board of Directors.

JOHN F. AKERS, 69, former Chairman of the Board and Chief Executive Officer of International Business Machines Corporation, has been a member of PepsiCo’s Board since 1991 and is Chairman of its Compensation Committee. Mr. Akers joined IBM in 1960 and was Chairman and Chief Executive Officer from 1986 until 1993. He is also a director of Hallmark Cards, Inc., Lehman Brothers Holdings, Inc., The New York Times Company, and W.R. Grace & Co.

ROBERT E. ALLEN, 69, former Chairman of the Board and Chief Executive Officer of AT&T Corp., has been a member of PepsiCo’s Board since 1990 and is Chairman of its Nominating and Corporate Governance Committee. He began his career at AT&T in 1957 when he joined Indiana Bell. He was elected President and Chief Operating Officer of AT&T in 1986, and was Chairman and Chief Executive Officer from 1988 until 1997. He is also a director of Bristol-Myers Squibb Company and WhisperWire, and a Trustee of The Mayo Foundation and Wabash College.

RAY L. HUNT, 60, Chairman and Chief Executive Officer of Hunt Oil Company and Chairman, Chief Executive Officer and President, Hunt Consolidated, Inc., was elected to PepsiCo’s Board in 1996. Mr. Hunt began his association with Hunt Oil Company in 1958 and has held his current position since 1976. He is also a director of Halliburton Company, Electronic Data Systems Corporation, King Ranch, Inc., Verde Group, LLC and Chairman of the Board of Directors of the Federal Reserve Bank of Dallas.

ARTHUR C. MARTINEZ, 64, former Chairman of the Board, President and Chief Executive Officer of Sears, Roebuck and Co., was elected to PepsiCo’s Board in 1999. Mr. Martinez was Chairman and Chief Executive Officer of the former Sears Merchandise Group from 1992 to 1995 and served as Chairman of the Board, President and Chief Executive Officer of Sears, Roebuck and Co. from 1995 until 2000. He served as Vice Chairman and a director of Saks Fifth Avenue from 1990 to 1992. He is also a director of Liz Claiborne, Inc., International Flavors and Fragrances, Inc. and Martha Stewart Living Omnimedia, Inc. Mr. Martinez is a member of the Supervisory Board of ABN AMRO Holding, N.V.

INDRA K. NOOYI, 48, was elected to PepsiCo’s Board and became President and Chief Financial Officer in May 2001, after serving as Senior Vice President and Chief Financial Officer since February 2000. Ms. Nooyi also served as Senior Vice President, Strategic Planning and Senior Vice President, Corporate Strategy and Development from 1994 until 2000. Prior to joining PepsiCo, Ms. Nooyi spent four years as Senior Vice President of Strategy, Planning and Strategic Marketing for Asea Brown Boveri, Inc. She was also Vice President and Director of Corporate Strategy and Planning at Motorola, Inc. Ms. Nooyi is also a director of Motorola, Inc.

FRANKLIN D. RAINES, 55, was elected to PepsiCo’s Board in 1999, and is Chairman of its Audit Committee. Mr. Raines has been Chairman of the Board and Chief Executive Officer of Fannie Mae since January 1999. He was Director of the U.S. Office of Management and Budget from 1996 to 1998. From 1991 to 1996, he was Vice Chairman of Fannie Mae and in 1998 he became Chairman and CEO-Designate. Prior to joining Fannie Mae, Mr. Raines was a general partner at Lazard Freres & Co., an investment banking firm. Mr. Raines is also a director of Time Warner Inc. and Pfizer Inc.

STEVEN S REINEMUND, 55, has been PepsiCo’s Chairman and Chief Executive Officer since May 2001. He was elected a director of PepsiCo in 1996 and before assuming his current position, served as President and Chief Operating Officer from September 1999 until May 2001. Mr. Reinemund began his career with PepsiCo in 1984 as a senior operating officer of Pizza Hut, Inc. He became President and Chief Executive Officer of Pizza Hut in 1986, and President and Chief Executive Officer of Pizza Hut Worldwide in 1991. In 1992, Mr. Reinemund became President and Chief Executive Officer of Frito-Lay, Inc., and Chairman and Chief Executive Officer of the Frito-Lay Company in 1996. Mr. Reinemund is also a director of Johnson & Johnson.

SHARON PERCY ROCKEFELLER, 59, was elected a director of PepsiCo in 1986. She is President and Chief Executive Officer of WETA public stations in Washington, D.C., a position she has held since 1989, and was a member of the Board of Directors of WETA from 1985 to 1989. She is a member of the Board of Directors of Public Broadcasting Service, Washington, D.C. and was a member of the Board of Directors of the Corporation for Public Broadcasting until 1992. Mrs. Rockefeller is also a director of Sotheby’s Holdings, Inc.

JAMES J. SCHIRO, 58, was elected to PepsiCo’s Board in January 2003. Mr. Schiro became Chief Executive Officer of Zurich Financial Services in May 2002, after serving as Chief Operating Officer – Group Finance since March 2002. He joined Price Waterhouse in 1967, where he held various management positions. In 1994 he was elected Chairman and senior partner of Price Waterhouse, and in 1998 became Chief Executive Officer of PricewaterhouseCoopers, after the merger of Price Waterhouse and Coopers & Lybrand.

FRANKLIN A. THOMAS, 69, was elected to PepsiCo’s Board in 1994. From 1967 to 1977, he was President and Chief Executive Officer of the Bedford-Stuyvesant Restoration Corporation. From 1977 to 1979 Mr. Thomas had a private law practice in New York City. Mr. Thomas was President of the Ford Foundation from 1979 to April 1996 and is currently a consultant to the TFF Study Group, a non-profit organization assisting development in southern Africa. He is also a director of ALCOA Inc., Citigroup Inc., Cummins, Inc. and Lucent Technologies.

CYNTHIA M. TRUDELL, 50, President of Sea Ray Group since 2001, was elected to PepsiCo’s Board in January 2000. From 1999 until 2001, Ms. Trudell served as General Motors’ Vice President, and Chairman and President of Saturn Corporation, a wholly owned subsidiary of GM. Ms. Trudell began her career with the Ford Motor Co. as a chemical process engineer. In 1981, she joined GM and held various engineering and manufacturing supervisory positions. In 1995, she became plant manager at GM’s Wilmington Assembly Center in Delaware. In 1996, she became President of IBC Vehicles in Luton, England, a joint venture between General Motors and Isuzu.

SOLOMON D. TRUJILLO, 52, Chief Executive Officer of Orange SA since March 2003, was elected to PepsiCo’s Board in January 2000. Previously, Mr. Trujillo was Chairman, Chief Executive Officer and President of Graviton, Inc. from November 2000, Chairman of US WEST from May 1999, and President and Chief Executive Officer of US WEST beginning in 1998. He served as President and Chief Executive Officer of US WEST Communications Group and Executive Vice President of US WEST from 1995 until 1998 and President and Chief Executive Officer of US WEST Dex, Inc. from 1992 to 1995. Mr. Trujillo is also a director of Gannett Company, Inc., Orange SA and Target Corporation.

DANIEL VASELLA, 50, was elected to PepsiCo’s Board in February 2002. Dr. Vasella became Chairman of the Board and Chief Executive Officer of Novartis AG in 1999, after serving as President since 1996. From 1992 to 1996, Dr. Vasella held the positions of Chief Executive Officer, Chief Operating Officer, Senior Vice President and Head of Worldwide Development and Head of Corporate Marketing at Sandoz Pharma Ltd. He also served at Sandoz Pharmaceuticals Corporation from 1988 to 1992.

OWNERSHIP OF PEPSICO COMMON STOCK

BY DIRECTORS AND EXECUTIVE OFFICERS

The following table shows, as of March 12, 2004, the shares of PepsiCo Common Stock beneficially owned by each director (including each nominee), by each of our five most highly compensated executive officers, and by all directors and all executive officers as a group:

Name of Individual or Group	Number of Shares of PepsiCo Common Stock Beneficially Owned(1)
John F. Akers	91,637
Robert E. Allen	54,133
Abelardo E. Bru	963,971
Ray L. Hunt (2)	531,897
Arthur C. Martinez	25,645
Indra K. Nooyi	714,903
Franklin D. Raines	30,504
Steven S Reinemund (2)	2,938,707
Sharon Percy Rockefeller	83,408
Gary M. Rodkin	837,812
James J. Schiro	12,462
Franklin A. Thomas	43,883
Cynthia M. Trudell	26,866
Solomon D. Trujillo	41,762
Daniel Vasella	15,584
Michael D. White	811,654
All directors and executive officers as a group (21 persons)	8,495,556

(1)	The shares shown include the following shares that directors and executive officers have the right to acquire within 60 days after March 12, 2004 through the exercise of vested stock options: John F. Akers, 66,711 shares; Robert E. Allen, 46,997 shares; Abelardo E. Bru, 959,468 shares; Ray L. Hunt, 65,911 shares; Arthur C. Martinez, 23,645 shares; Indra K. Nooyi, 675,571 shares; Franklin D. Raines, 29,504 shares; Steven S Reinemund, 2,828,943 shares; Sharon Percy Rockefeller, 38,508 shares; Gary M. Rodkin, 834,001 shares; James J. Schiro, 10,377 shares; Franklin A. Thomas, 42,883 shares; Cynthia M. Trudell, 26,866 shares; Solomon D. Trujillo, 37,762 shares; Daniel Vasella, 10,417 shares; Michael D. White, 776,670 shares; and all directors and executive officers as a group, 7,698,869 shares.

(2)	The shares shown for Mr. Hunt include (i) 26,700 shares held in a corporation over which Mr. Hunt has sole voting and investment power, (ii) 262,286 shares held in trusts over which Mr. Hunt has shared voting power and sole investment power, and (iii) 152,500 shares held in a trust over which Mr. Hunt has sole voting power and no investment power. The shares shown for Mr. Reinemund include 103,631 shares over which Mr. Reinemund shares voting and investment power with his spouse.

The following table shows the number of PepsiCo Common Stock equivalents held in the PepsiCo deferred income program by each director (including each nominee), by each of our five most highly compensated executive officers, and by all directors and all executive officers as a group:

Name of Individual or Group	Number of PepsiCo Common Stock Equivalents Held in PepsiCo’s Deferred Income Program
John F. Akers	7,268
Robert E. Allen	19,890
Abelardo E. Bru	0
Ray L. Hunt	7,050
Arthur C. Martinez	11,297
Indra K. Nooyi	48,965
Franklin D. Raines	9,719
Steven S Reinemund	231,014
Sharon Percy Rockefeller	0
Gary M. Rodkin	42,561
James J. Schiro	0
Franklin A. Thomas	13,077
Cynthia M. Trudell	5,582
Solomon D. Trujillo	4,399
Daniel Vasella	0
Michael D. White	0
All directors and executive officers as a group (21 persons)	400,822

Directors and executive officers as a group own less than 1% of outstanding PepsiCo Common Stock. No directors or executive officers own any PepsiCo Convertible Preferred Stock.

CORPORATE GOVERNANCE AT PEPSICO

Board of Directors

Our business and affairs are overseen by our Board of Directors pursuant to the North Carolina Business Corporation Act and our By-Laws. Members of the Board of Directors are kept informed of the Company’s business through discussions with the Chairman and Chief Executive Officer, and with key members of management, by reviewing materials provided to them and by participating in Board and Committee meetings. Members of the Board of Directors are elected annually.

Regular attendance at Board meetings is required of each Director. PepsiCo’s Board held seven meetings during 2003. Average attendance by incumbent directors at Board and standing Committee meetings was 96%. No incumbent director attended fewer than 75% of the total number of Board and standing Committee meetings. The non-employee directors met in executive session at all but one of the seven Board meetings in 2003. All Directors attended the 2003 Annual Meeting.

In 2002, the Board of Directors adopted Corporate Governance Guidelines. These Guidelines were amended in accordance with the recently revised New York Stock Exchange Listing Standards and rules adopted by the Securities and Exchange Commission. The revised Guidelines are attached to this Proxy Statement as Exhibit A. The Company’s Worldwide Code of Conduct was also revised in 2003 and filed as Exhibit 14 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 27, 2003. Annually, all of PepsiCo’s executive officers, other senior employees and directors have signed certifications with respect to their compliance with the Company’s Worldwide Code of Conduct.

Director Independence

The Board of Directors has determined that all eleven of the non-employee directors have met the independence standards within the meaning of the rules of the New York Stock Exchange, based on the application of categorical standards that were recommended by the Nominating and Corporate Governance Committee and adopted by the Board of Directors. No Director receives any fees from the Company other than those received in his or her capacity as a Director.

Presiding Director

In September 2002, the Board of Directors appointed Robert E. Allen, the Chairman of our Nominating and Corporate Governance Committee, the Presiding Director of the Board. In his capacity as the Presiding Director, Mr. Allen presides at the regularly-scheduled executive sessions of the Board, at which only non-employee directors are present. He also advises the Chairman of the Board and, as appropriate, Committee chairs with respect to agendas and information needs relating to the Board and Committee meetings, and performs other duties that the Board may from time to time delegate to assist the Board in the fulfillment of its responsibilities. Shareholders may communicate with Mr. Allen by sending a letter addressed to PepsiCo, Inc., 700 Anderson Hill Road, Purchase, New York, 10577, Attention: Presiding Director, or by utilizing one of the means through which the Board may be contacted, as provided at www.pepsico.com under “Contacts.”

Communications to the Board of Directors

The Board of Directors has established a process for contacting the Board or an individual member of the Board. The means through which the Board may be contacted are provided at www.pepsico.com under “Contacts.” All communications to the Board of Directors will be reviewed by the PepsiCo Corporate Law Department. The Corporate Law Department will maintain a log of all communications and will regularly provide a summary and copies of communications to the Board that relate to the functions of the Board or a Board committee or that otherwise require Board attention. Directors may at any time review the log of Board communications received by the Company and request copies or summaries of such communications. In addition, the Corporate Law Department may forward certain communications only to the Presiding Director, the Chair of the relevant committee or the individual Board member to whom a communication is directed. Complaints or concerns relating to PepsiCo’s accounting, internal accounting controls or auditing matters will be referred directly to members of the Audit Committee.

Exercise and Hold Policy and Stock Ownership Guidelines

To ensure that our senior executives exhibit a strong commitment to PepsiCo share ownership, the Board of Directors adopted an Exercise and Hold Policy and Stock Ownership Guidelines that apply to all directors and certain senior executives of the Company. Under the Exercise and Hold Policy, the aggregate amount of cash that may be received by an individual upon the exercise of stock options during each calendar year is limited to 20% of the pre-tax gains on all vested outstanding options as of February 1 of that year. Amounts in excess of the 20% limit must be held in PepsiCo shares for at least one year after exercise. Under the Company’s Stock Ownership Guidelines, certain senior executives and directors are required to own PepsiCo stock worth between two times and eight times base compensation, depending on their position.

Committees of the Board of Directors

The Board of Directors has three standing committees: Audit, Compensation, and Nominating and Corporate Governance. The table below indicates the members of each standing Board committee:

Name	Nominating and Corporate Governance	Compensation	Audit

John F. Akers	X	Chair

Robert E. Allen*	Chair	X

Ray L. Hunt	X	X

Arthur C. Martinez			X

Indra K. Nooyi

Franklin D. Raines			Chair

Steven S Reinemund

Sharon P. Rockefeller	X	X

James J. Schiro			X

Franklin A. Thomas			X

Cynthia M. Trudell			X

Solomon D. Trujillo			X

Daniel Vasella	X	X
* Mr. Allen is the Presiding Director of our Board.

The Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee, which was established in 1997 and renamed in 2002, held four meetings in 2003. The Nominating and Corporate Governance Committee: (a) identifies and recommends to the Board for election and/or appointment qualified candidates for membership on the Board and the Committees of the Board; (b) develops and recommends to the Board corporate governance principles and the Worldwide Code of Conduct applicable to the Company and monitors compliance with all such principles and policies; (c) develops and recommends to the Board criteria to assess the independence of members of the Board; (d) makes recommendations to the Board concerning the composition, size, structure and activities of the Board and its committees; (e) assesses and reports to the Board on the performance and effectiveness of the Board and its committees; and (f) reviews and reports to the Board with respect to director compensation and benefits. The Nominating and Corporate Governance Committee Charter is available on the Company’s website at www.pepsico.com under Corporate Governance in the “Investors” section.

Director Nomination Process

The Committee does not solicit director nominations, but will consider recommendations, from shareholders. Such recommendations should be sent to the Secretary of PepsiCo at 700 Anderson Hill Road, Purchase, New York 10577. As set forth in the Company’s Corporate Governance Guidelines (attached as Exhibit A), when seeking candidates for the Board of Directors, the Nominating and Corporate Governance Committee will generally look for individuals who have displayed high ethical standards and sound business judgment.

Nominations received by the Secretary of the Company from shareholders are reviewed by the Chairman of the Nominating and Corporate Governance Committee to determine whether the candidate possesses the minimum qualifications set forth in the Corporate Governance Guidelines, and if so, whether the candidate’s expertise and particular set of skills and background fit the current needs of the Board. If the candidate meets the requirements for a current vacancy on the Board, the submission materials are reviewed with the Nominating and Corporate Governance Committee and are responded to by the Chairman of the Committee or his designee.

The process of reviewing and evaluating candidates submitted by shareholders is designed to ensure that the Board includes members with diverse backgrounds, skills and experience, including appropriate financial and other expertise relevant to the business of the Company. The process for evaluation of candidates submitted by non-shareholders of the Company is handled similarly.

From time to time, the Nominating and Corporate Governance Committee engages consulting firms to perform searches for director candidates who meet the current needs of the Board. If a consulting firm is retained to assist in the search process for a director, a fee is typically paid to such firm only if the candidate is elected to the Board or is recommended to the Board by the Nominating and Corporate Governance Committee for inclusion in the slate of nominees to be elected at the Annual Meeting of Shareholders.

The Audit Committee

The Audit Committee, which was established in 1967, held five meetings in 2003. The Audit Committee’s primary responsibilities are to assist the Board’s oversight of: (a) the quality and integrity of the Company’s financial statements, including the appropriateness of its critical accounting policies; (b) the Company’s compliance with legal and regulatory requirements; (c) the independent auditor’s qualifications and independence; and (d) the performance of the Company’s internal audit function and the independent auditors. The report of the Audit Committee is set forth below. The Audit Committee Charter is attached as Exhibit B and is available on the Company’s website at www.pepsico.com under Corporate Governance in the “Investors” section.

Audit Committee Financial Experts

The Board of Directors has determined that Arthur C. Martinez, Franklin D. Raines and James J. Schiro, members of our Audit Committee, satisfy the criteria adopted by the Securities and Exchange Commission to serve as “audit committee financial experts” and are independent directors, pursuant to the standards set forth in the Corporate Governance Guidelines, attached as Exhibit A to this Proxy Statement, and the requirements under the Securities Exchange Act of 1934.

Directors on Multiple Audit Committees

Mr. Arthur C. Martinez serves as a member of the audit committee of five public companies, including the Company. The Board of Directors has determined that Mr. Martinez’s simultaneous service on the audit committees of more than three public companies does not impair his ability to serve effectively on the Company’s Audit Committee.

The Compensation Committee

The Compensation Committee, which has been active since 1955, held four meetings during 2003. The Compensation Committee: (a) oversees the policies of the Company relating to compensation of the Company’s executives and makes recommendations to the Board with respect to such policies; (b) produces a report on executive compensation for inclusion in the Company’s proxy statement; and (c) monitors the development and implementation of succession plans for the Chief Executive Officer and other key executives, and makes recommendations to the Board with respect to such plans. The Compensation Committee report on executive compensation is set forth below. The Compensation Committee Charter is attached as Exhibit C and is available on the Company’s website at www.pepsico.com under Corporate Governance in the “Investors” section.

Compensation Committee Interlocks and Insider Participation

None of PepsiCo’s independent directors is an executive officer of a public company of which a PepsiCo executive officer is a director.

AUDIT COMMITTEE REPORT

PepsiCo’s Audit Committee is comprised entirely of directors who meet the independence, financial experience and other qualification requirements of the New York Stock Exchange and applicable securities laws. The Audit Committee operates under a written charter adopted by the Board of Directors, which was reviewed and revised in November 2003 and which is attached as Exhibit B to this Proxy Statement.

The Audit Committee reviewed and discussed the Company’s audited financial statements with management, which has primary responsibility for the financial statements, and the Company’s independent auditors, KPMG LLP (“KPMG”), who are responsible for expressing an opinion on the conformity of the Company’s audited financial statements with accounting principles generally accepted in the United States. The Committee discussed with Company management the critical accounting policies applied by the Company in the preparation of its financial statements. These policies arise in conjunction with: revenue recognition; brand and goodwill valuations; income tax expense and accruals; stock compensation expense; and pension and retiree medical plans. The Committee discussed with KPMG the matters required to be discussed by Statement on Auditing Standards No. 61 (Communications with Audit Committees) and the Sarbanes-Oxley Act of 2002, and had the opportunity to ask KPMG questions relating to such matters. The discussions included the quality, and not just the acceptability, of the accounting principles utilized, the reasonableness of significant accounting judgments, and the clarity of disclosures. The Committee also discussed with Company management the process for certifications by the Company’s Chief Executive Officer and Chief Financial Officer, which is required by the Securities and Exchange Commission and the Sarbanes-Oxley Act of 2002 for certain of the Company’s filings with the Securities and Exchange Commission.

The Audit Committee reviewed with the Company’s internal and independent auditors the overall scope and plans for their respective audits for 2003. The Audit Committee also received regular updates from the Company’s General Auditor on internal control and business risks.

The Audit Committee reviewed KPMG’s independence and, as part of that review, received the written disclosures and letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) relating to KPMG’s independence from the Company. The Committee also reviewed and pre-approved all fees paid to the independent auditors; these fees are described in the next section of this Proxy Statement. The Committee also considered whether KPMG’s provision of non-audit services to the Company was compatible with the auditor’s independence. The Committee has adopted a formal policy on Audit, Audit Related and Non-Audit Services, which is published on the Company’s website and which is briefly described in the next section of this Proxy Statement.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board has approved, that the audited financial statements be included in the Annual Report on Form 10-K for the fiscal year ended December 27, 2003, for filing with the Securities and Exchange Commission. The Committee has also retained KPMG as the Company’s independent auditors for the fiscal year 2004, and the Committee and the Board have recommended that shareholders ratify the appointment of KPMG as the Company’s independent auditors for the fiscal year 2004.

THE AUDIT COMMITTEE

FRANKLIN D. RAINES, CHAIRMAN	FRANKLIN A. THOMAS
ARTHUR C. MARTINEZ	CYNTHIA M. TRUDELL
JAMES J. SCHIRO	SOLOMON D. TRUJILLO

AUDIT AND NON-AUDIT FEES

The following table presents fees for professional audit services rendered by KPMG LLP, the Company’s independent auditor, for the audit of the Company’s annual financial statements for 2002 and 2003, and fees billed for other services rendered by KPMG LLP.

	2002	2003
Audit fees	$7,246,000	$9,764,000

Audit-related fees (1)	$1,054,000	$1,799,000

Tax fees (2)	$5,419,000	$1,041,000

All other fees	$0	$0

(1)	Audit-related fees for 2002 and 2003 consisted primarily of information technology and other internal control reviews, assistance with international statutory filings, audits of the financial statements of certain employee benefit plans, and due diligence of certain businesses acquired. Audit-related fees for 2003 also included advisory services related to the Company’s preparation for compliance with Section 404 of the Sarbanes-Oxley Act of 2002.

(2)	Tax fees for 2002 consisted primarily of tax advisory services and international tax compliance services. Tax fees for 2003 consisted primarily of international tax compliance services.

We understand the need for the independent auditors to maintain their objectivity and independence, both in appearance and in fact, in their audit of the Company’s financial statements. Accordingly, the Audit Committee has adopted the PepsiCo Policy for Audit Services. The Policy provides that the Audit Committee will engage the auditor for the audit of the Company’s consolidated financial statements and other audit-related work. The auditor may also be engaged for tax and other non-audit related work if those services: enhance and support the attest function of the audit; are an extension to the audit or audit related services; or are services with respect to which, under the circumstances, KPMG offers unique qualification and there is clearly no question regarding their independence in providing such service. The policy further provides that on an annual basis the auditor’s Global Lead Audit Partner will review with the Audit Committee the services the auditor expects to provide in the coming year and the related fee estimates. In addition, PepsiCo will provide the Audit Committee with a quarterly status report regarding the Committee’s pre-approval of audit related, tax or other non-audit services that the auditor has been pre-approved to perform, has been asked to provide or may be expected to provide in the following quarter. PepsiCo’s Policy for Audit Services is available on the Company’s website at www.pepsico.com under Corporate Governance in the “Investors” section.

DIRECTORS’ COMPENSATION

Directors who are employees of the Company receive no additional pay for serving as directors. All other directors receive an annual retainer of $100,000 and an annual equity award. Committee chairs receive an additional $10,000 retainer for the supplemental duties associated with serving as a committee chair. All newly appointed directors receive a one-time grant of 1,000 shares of PepsiCo Common Stock when they join the Board. Directors are reimbursed their expenses incurred for attending Board and committee meetings.

Directors may elect to receive their retainer in cash or defer their retainer into PepsiCo Common Stock equivalents, which are payable in cash at the end of the deferral period.

The annual equity award to directors is comprised of restricted stock units, stock options, or a combination of both, as elected by each director. In the absence of any election, the award to a director is made all in restricted stock units. The number of restricted stock units awarded is determined by dividing $75,000 by the fair market value of PepsiCo Common Stock on the date of grant (October 1 in 2003). In substitution of the foregoing, the director may elect to receive all or a portion (in 10% increments) of the award in stock options. If a director elects to receive stock options, the number of stock options awarded is determined by multiplying the number of restricted stock units to be converted by four. Restricted stock units and stock options normally vest after three years and vest earlier in the case of the director’s death, disability or retirement.

As part of their normal Board duties, directors do not receive any meeting fees. In 2003, the Board formed a temporary special committee of the Board to consider a potential civil litigation matter raised by a shareholder regarding our relationship with our bottlers. Mr. Martinez chaired the committee, on which Mr. Schiro and Ms. Trudell also served as members. The committee evaluated and conducted an inquiry related to the matter and concluded that the matter had no merit. In 2003, in consideration for their participation on the committee, Mr. Martinez, Mr. Schiro and Ms. Trudell each received $1,500 per committee meeting attended.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

The Compensation Committee of the Board (the “Committee”) oversees PepsiCo’s compensation and stock-based programs. The Committee makes recommendations to the Board regarding the compensation of all executive officers and establishes the principles and strategies that serve to guide the design of compensation plans and benefit programs for all employees within PepsiCo. The Board approves all compensation actions regarding the Chief Executive Officer (“CEO”) and all other executive officers. The Committee is composed entirely of independent members of the Board.

Annually, with the assistance of independent advisors, who report directly to the Committee, the Committee evaluates PepsiCo’s plans and policies against current and emerging competitive practices, legal and regulatory developments and corporate governance trends. In 2003, the review provided assurance that PepsiCo’s compensation programs will continue to help attract and retain the talent necessary to maintain our long history of strong sales growth, long-term financial performance and shareholder returns. In May, the shareholders approved the 2003 Long Term Incentive Plan, resulting in PepsiCo having a single equity-based compensation plan.

Compensation Philosophy

PepsiCo’s compensation programs help recruit, retain and motivate a large group of talented and diverse domestic and international employees and are designed to pay above market compensation for above market performance.

Our philosophy is that PepsiCo will achieve its best results if its employees act and are rewarded as business owners. Ownership is not only about owning stock, but is also about being accountable for business results, in good times and bad. Owners act with the conviction that their business is personal and that they can make a difference. Owners take initiative and they take responsibility for the assets of the business, including employees. As executives progress to higher levels at PepsiCo, their responsibilities, risks and rewards will progress as well.

Towards these ends, the Committee examines the ongoing competitiveness of PepsiCo’s compensation programs, reviews both company and individual executive performance and establishes compensation levels for each executive officer. The Committee works with outside, independent consultants in establishing the compensation and equity-based programs provided to the CEO, other executive officers, and all PepsiCo employees.

Annually, the Committee:

•	Approves performance targets based on the achievement of specific performance goals, which are either company or business unit focused depending on the executive officer’s position and scope of responsibility.

•	Ensures that a significant portion of the total compensation package for the CEO, executive officers and other executives are performance-based and that compensation opportunities are designed to create incentives for superior performance and consequences for below target performance.

•	Validates that total compensation is above the average of the peer group of companies for target performance and that the target performance correlates to superior performance when compared to performance of the peer group. Compensation levels and overall corporate performance are benchmarked against a survey of leading consumer product companies. This review is validated against surveys of a broader range of major companies, including the Fortune 100.

•	Approves annual and long-term incentive awards for the year based on performance achieved in the prior year relative to the pre-approved targets. In determining the final awards, the Committee considers objective data concerning PepsiCo’s financial performance, with a particular focus on earnings per share, sales volume, cash flow and long-term shareholder returns. The Committee also considers other strategic achievements, such as improved operating efficiencies and customer and employee satisfaction.

Stock Ownership and Hold Policy

To reinforce the Company’s ownership philosophy, senior executives are required to own multiples of their salary in PepsiCo stock under the Board approved stock ownership guidelines.

The ownership guidelines operate along with a policy that limits annual option exercises for cash to 20% of vested gains. Any proceeds in excess of this 20% limit must be held in PepsiCo shares for at least one year after the date of exercise.

Specific Compensation Programs

For 2003, the primary components of PepsiCo’s compensation program were base salary, annual incentive, and long-term incentive awards primarily in the form of stock options. Executive officers also participated in PepsiCo’s various qualified and certain nonqualified employee benefit plans designed to provide retirement income. During 2003, certain executive officers, including the CEO, also received a payout of a performance unit award made in 2000, the amount of which was based on performance during the three-year period between 2000-2002.

It is the Committee’s intention that substantially all executive compensation be fully deductible for federal income tax purposes. Thus, the Committee ensured that the compensation decisions relating to executive officers were made with full consideration of the implications of Internal Revenue Code Section 162(m).

Base Salary.    The relative levels of base salary for the CEO and the other executive officers are based on the underlying accountabilities of each executive’s position and reflect each executive officer’s scope of responsibility. The salaries are reviewed on a regular basis and are benchmarked against similar positions among the peer group companies. Individual salaries are capped at $1 million.

Annual Incentive Compensation.    PepsiCo provides performance-related annual incentive compensation to its executive officers under the shareholder-approved 1994 Executive Incentive Compensation Plan (“EIC Plan”). Awards under the EIC Plan are intended to constitute “performance-based compensation” under Internal Revenue Code Section 162(m). Provided pre-approved targets are achieved, the Committee may exercise negative discretion to determine the exact amount of the incentive to be paid to each executive officer. In exercising this discretion, the Committee considers a broad range of company and individual performance indicators including PepsiCo’s financial results, strategic position and how well the executive manages and develops people. A payment would not be made if the minimum earnings target was not met. For 2003, the amount of the award an executive was eligible to receive was dependent upon PepsiCo achieving pre-approved earnings per share targets.

Long-Term Incentive Compensation.    Consistent with PepsiCo’s compensation philosophy, the Committee believes that stock ownership and stock-based incentive awards are the best way to align the interests of the executive officers with those of PepsiCo’s shareholders. PepsiCo has a long history of linking pay to its long-term stock performance for all employees, not just executives. This is best demonstrated by the fact that, since 1989, PepsiCo has provided an annual grant of stock options to virtually all full-time U.S. employees under its broad-based stock option program, SharePower. Target grant guidelines are developed based on competitive benchmarking. Grants awarded to executive officers are based on each officer’s individual performance, retention considerations and other special circumstances. The Committee requires that awards made under the long-term incentive plans include vesting terms that encourage an executive officer to remain with PepsiCo over a period of years. All stock option grants have an exercise price equal to the fair market value of PepsiCo common stock on the day of grant. There has been no repricing of awards and, under the approved 2003 Long-Term Incentive Plan, any repricing of awards would require shareholder approval.

Historically, following competitive market practice, PepsiCo has utilized stock options as the primary form of long-term incentive compensation and, in some years, issued performance units. Performance units have been paid after three years based on performance against specific targets, which have included cash flow and net sales volume.

CEO Compensation

Mr. Reinemund has held the position of Chairman and Chief Executive Officer since May 2001. The Committee recommends and the Board approves Mr. Reinemund’s compensation following the general policies and guidelines described above for the compensation of executive officers. The Committee uses peer company competitive information to establish Mr. Reinemund’s target total compensation package and then uses performance to determine his actual compensation.

For the fiscal year 2003, Mr. Reinemund’s base salary was capped at $1,000,000 and he was eligible for an annual incentive award if the pre-approved earnings per share targets were met. In addition, Mr. Reinemund was eligible for awards under the Company’s long-term incentive programs at the Committee’s discretion.

In the analysis of performance, the Committee considered PepsiCo’s operating profit, volume and net revenue results in combination with PepsiCo’s performance relative to the peer group companies. In determining the final awards, the overall performance measures were weighted by the Committee along with a subjective assessment of the strength of PepsiCo’s strategic position and total return to shareholders as compared to the peer group companies.

The awards made to Mr. Reinemund are shown in the following Summary Compensation Table for the fiscal year 2003. Mr. Reinemund’s annual incentive compensation was based on 2003 performance. His long-term incentive was awarded in February 2003 based on 2002 performance. Mr. Reinemund also received a payout of performance units awarded in 2000, the amount of which was based on performance over the three-year period between 2000-2002.

Summary

The Committee believes that PepsiCo’s compensation practices and compensation philosophy align executive interests with those of shareholders. As the scope and level of an executive’s business responsibilities expand, the portion of their compensation package that is “at risk” also increases.

We believe that the actions taken over the past year have allowed the Company to attract, retain and motivate the key talent PepsiCo needs to continue to compete and provide strong return to shareholders.

THE COMPENSATION COMMITTEE

JOHN F. AKERS	SHARON PERCY ROCKEFELLER
ROBERT E. ALLEN	DANIEL VASELLA
RAY L. HUNT

SUMMARY COMPENSATION TABLE

		Annual Compensation				Long-Term Compensation(2)

						Awards	Payouts
Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Other Annual Compensation($)		Securities Under- lying Options (#)	Long-Term Incentive Plan Payouts ($)	All Other Compen- sation ($)

Steven S Reinemund	2003	1,000,000	3,800,000	149,393	(3)	864,717	809,325	0
Director; Chairman of the	2002	1,000,000	3,150,000	158,013	(3)	758,357	844,800	0
Board and Chief Executive	2001	984,615	3,500,000	159,490	(3)	2,105,672	864,600	0
Officer

Indra K. Nooyi	2003	721,154	1,486,620	125,790	(3)	235,379	0	0
Director; President and	2002	700,000	1,350,000	7,064		175,932	0	0
Chief Financial Officer	2001	680,769	1,525,970	119,782	(3)	947,293	0	0

Michael D. White	2003	721,154	1,449,590	1,462,024	(4)	235,966	0	0
Chairman and Chief Executive	2002	600,000	782,700	(49,652	)(4)	147,180	0	0
Officer, PepsiCo International	2001	565,931	1,012,380	(48,028	)(4)	460,603	0	0

Gary M. Rodkin	2003	721,154	1,377,320	60,018	(3)	186,932	503,415	0
Chairman and Chief Executive	2002	673,076	1,057,470	8,684		569,782	389,813	0
Officer, PepsiCo Beverages	2001	642,308	963,440	156,903	(5)	438,377	0	0
And Foods North America

Abelardo E. Bru	2003	721,154	1,154,270	82,266	(3)	231,366	0	0
Chairman and Chief Executive	2002	650,000	531,700	52,399	(3)	495,565	0	0
Officer, Frito-Lay North	2001	634,615	894,140	59,139	(3)	172,205	0	0
America

(1)	Bonuses are paid after the end of the year based on performance for that year (e.g., 2003 bonus reflects 2003 performance).
(2)	Long-Term Awards are made at the beginning of the year based on performance during the prior year (e.g., the 2003 Long Term Award reflects 2002 performance). Long-Term payouts are based on performance during the prior three-year period (e.g., the 2003 payout reflects performance during 2000-2002).
(3)	This amount includes benefits from the use of corporate transportation of $125,256 in 2003, $134,065 in 2002 (including $2,128 that the Company inadvertently omitted from the total for 2002 that was reported in our prior year’s proxy statement), and $133,105 in 2001 for Mr. Reinemund; $102,852 in 2003 and $98,168 in 2001 for Ms. Nooyi; $29,616 in 2003 for Mr. Rodkin; and $58,597 in 2003, $28,730 in 2002 and $35,190 in 2001 for Mr. Bru. Mr. Reinemund’s amounts also include $2,437 in 2001 paid in connection with his relocation to assume his new responsibilities as Chairman and Chief Executive Officer. Mr. Rodkin’s amount for 2003 also includes $7,468 paid in connection with his relocation to assume his new responsibilities as Chairman and Chief Executive Officer of PepsiCo Beverages and Foods North America.
(4)	These amounts include customary payments generally applicable to employees temporarily assigned outside their home countries. In 2003, for Mr. White, amounts include $11,930 for the use of corporate transportation, $167,954 paid in connection with his repatriation from Switzerland to assume his new responsibility as Chairman and Chief Executive Officer of PepsiCo International, and incremental taxes of $1,173,313 that were required to be paid primarily to Switzerland as a result of his multi-year assignment outside of the United States.
(5)	This amount includes a payment of $150,000 made to Mr. Rodkin as part of his promotion to President and Chief Executive Officer of Pepsi-Cola North America.

OPTION GRANTS IN LAST FISCAL YEAR

Individual Grants					Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term

Name	Number of Securities Underlying Options Granted(#)	% of Total Options Granted to Employees in Fiscal Year	Exercise or Base Price ($/Sh)	Expiration Date	5% ($)(3)	10% ($)(3)
Steven S Reinemund	864,717(1)	2.08%	$39.75	1/31/13	$21,616,681	$54,780,914

Indra K. Nooyi	188,550(1)	0.45%	$39.75	1/31/13	$4,713,479	$11,944,881
	46,829(2)	0.11%	$39.75	1/31/13	$1,170,658	$2,966,676

Michael D. White	187,258(1)	0.45%	$39.75	1/31/13	$4,681,181	$11,863,031
	48,708(2)	0.12%	$39.75	1/31/13	$1,217,630	$3,085,713

Gary M. Rodkin	186,932(1)	0.45%	$39.75	1/31/13	$4,673,031	$11,842,378

Abelardo E. Bru	188,217(1)	0.45%	$39.75	1/31/13	$4,705,154	$11,923,785
	43,149(2)	0.10%	$39.75	1/31/13	$1,078,663	$2,733,544

(1)	These options become exercisable on February 1, 2006.

(2)	These options were granted and became exercisable on February 1, 2003.

(3)	The 5% and 10% rates of appreciation were set by the Securities and Exchange Commission and are not intended to forecast future appreciation, if any, of PepsiCo Common Stock. If PepsiCo Common Stock does not increase in value beyond the exercise or base price, then the option grants described in the table will be valueless.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR

AND FY-END OPTION VALUES (1)

Name	Shares Acquired on Exercise(#)	Value Realized	Number of Securities Underlying Unexercised Options at FY-End		Value of Unexercised In-the-Money Options at Fiscal Year-End
			Exercisable	Unexercisable	Exercisable	Unexercisable
Steven S Reinemund	430,409	$11,656,554	1,146,972	4,805,045	$16,496,424	$32,437,203

Indra K. Nooyi	133,806	$3,351,255	629,829	1,245,398	$7,484,192	$2,472,978

Michael D. White	105,138	$2,974,912	649,713	724,900	$7,686,301	$2,526,436

Gary M. Rodkin	—	—	695,624	1,195,091	$8,639,405	$4,719,663

Abelardo E. Bru	28,376	$804,603	620,895	1,197,741	$7,544,483	$6,341,380

(1)	The closing price of PepsiCo Common Stock on December 26, 2003, the last trading day prior to PepsiCo’s fiscal year end, was $46.47.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information as of December 27, 2003 with respect to the shares of PepsiCo Common Stock that may be issued under our equity compensation plans.

Plan Category	Number of Securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of Securities remaining available for future issuance under Equity Compensation Plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity Compensation Plans approved by Security holders (1)	118,761,695(2)	$38.55	72,168,530(3)

Equity Compensation Plans not approved by Security holders (4)	72,683,009	$39.08	0

Total (5)	191,444,704	$38.72	72,168,530

(1)	Includes the 2003 Long-Term Incentive Plan (the “2003 LTIP”), the 1994 Long-Term Incentive Plan, and the 1987 Incentive Plan.
(2)	This amount includes 8,065 restricted stock units that, if and when vested, will be settled in shares of PepsiCo Common Stock.
(3)	As of May 7, 2003, the shareholder-approved 2003 LTIP superseded all of our other equity compensation plans and is the only equity compensation plan under which future awards are permitted. All of our other equity compensation plans were terminated on May 7, 2003. The 2003 LTIP permits the award of stock options, stock appreciation rights, restricted shares, and restricted stock and/or performance units, which may be settled in shares of PepsiCo Common Stock. As approved by shareholders, the 2003 LTIP authorizes a number of shares for issuance equal to 70,000,000 plus the number of shares underlying awards issued under the Company’s other equity compensation plans which are canceled or expire after May 7, 2003; provided, however, that the number of shares authorized under the 2003 LTIP will not exceed 85,000,000.
(4)	Includes the 1995 Stock Option Incentive Plan, the SharePower Stock Option Plan, and the Director Stock Plan, each of which is described below.
(5)	The table does not include information for equity compensation plans assumed by PepsiCo in connection with PepsiCo’s merger with The Quaker Oats Company. Those plans include the Quaker Long Term Incentive Plan of 1990, the Quaker Long Term Incentive Plan of 1999 and the Quaker Stock Compensation Plan for Outside Directors (collectively, the “Quaker Plans”). As of December 27, 2003, a total of 6,735,943 shares of PepsiCo Common Stock were issuable upon the exercise of outstanding options which were granted under the Quaker Plans prior to the merger with PepsiCo. The weighted average exercise price of those options is $22.07 per share. An additional 397,106 shares of PepsiCo Common Stock which are related to awards issued under the Quaker Plans prior to the merger have been deferred and will be issued in the future. No additional options or shares may be granted under the Quaker Plans.

1995 Stock Option Incentive Plan (“SOIP”).    The SOIP was adopted by the Board of Directors on July 27, 1995. Under the SOIP, stock options were granted to middle management employees generally based on a multiple of base salary. SOIP options were granted with an exercise price equal to the fair market value of PepsiCo Common Stock on the date of grant. SOIP options generally become exercisable at the end of three years and have a ten-year term. At year-end 2003, options covering 26,155,377 shares of PepsiCo Common Stock were outstanding under the SOIP. As of May 7, 2003 the SOIP was terminated. The SOIP is included as Exhibit 10.14 in our 2002 Annual Report on Form 10-K, filed with the Securities and Exchange Commission on March 7, 2003.

SharePower Stock Option Plan.    SharePower was adopted by the Board of Directors on July 1, 1989. Under SharePower, options were generally granted each year to virtually all of our full-time employees based on a formula tied to annual earnings and tenure. Each year, the Board of Directors authorized the number of shares required to grant options under the SharePower formula. SharePower options were granted with an exercise price equal to the fair market value of PepsiCo Common Stock on the date of grant. SharePower options generally become exercisable after three years and have a ten-year term. At year-end 2003, options covering 46,017,433 shares of PepsiCo

Common Stock were outstanding under SharePower. As of May 7, 2003, the SharePower plan was terminated and superseded by the 2003 LTIP, from which all future SharePower awards will be made. The SharePower plan is included as Exhibit 10.13 in our 2002 Annual Report on Form 10-K, filed with the Securities and Exchange Commission on March 7, 2003.

Director Stock Plan.    The Director Stock Plan was adopted by the disinterested members of the Board of Directors on July 28, 1988. Under the Director Stock Plan, stock options were granted and shares of PepsiCo Common Stock were issued to non-employee directors. Options granted under the plan were immediately exercisable and have a ten-year term. As of year-end 2003, options covering 510,199 shares of PepsiCo Common Stock were outstanding under the Director Stock Plan. The Director Stock Plan is included in Post-Effective Amendment #6 to the Form S-8 related to such plan, filed with the Securities and Exchange Commission on September 4, 2002. As of May 7, 2003, the Director Stock Plan was terminated and superseded by the 2003 LTIP, from which all future Director stock options will be granted.

PERFORMANCE GRAPH

The Average of the two S&P Industry Groups reflected below is based upon PepsiCo’s sales in its two lines of business: Non-Alcoholic Beverages and Food. The return on PepsiCo stock investment is calculated through December 26, 2003, the last trading day prior to the end of PepsiCo’s fiscal year. The return for the S&P 500 and the S&P Average indices is calculated through December 31, 2003.

CUMULATIVE TOTAL RETURN,

using quarterly revenue weightings

PENSION PLAN TABLE

When an executive retires at the normal retirement age (65), the approximate annual benefits payable after January 1, 2003 for the following pay classifications and years of service are:

Remuneration	Years of Service

	15	20	25	30	35	40
$1,000,000	347,100	396,130	445,160	494,200	543,230	593,230
$1,250,000	434,600	496,130	557,660	619,200	680,730	743,230
$1,500,000	522,100	596,130	670,160	744,200	818,230	893,230
$1,750,000	609,600	696,130	782,660	869,200	955,730	1,043,230
$2,000,000	697,100	796,130	895,160	994,200	1,093,230	1,193,230
$2,500,000	872,100	996,130	1,120,160	1,244,200	1,368,230	1,493,230
$2,750,000	959,600	1,096,130	1,232,660	1,369,200	1,505,730	1,643,230
$3,000,000	1,047,100	1,196,130	1,345,160	1,494,200	1,643,230	1,793,230
$3,250,000	1,134,600	1,296,130	1,457,660	1,619,200	1,780,730	1,943,230
$3,500,000	1,222,100	1,396,130	1,570,160	1,744,200	1,918,230	2,093,230
$4,000,000	1,397,100	1,596,130	1,795,160	1,994,200	2,193,230	2,393,230
$4,500,000	1,572,100	1,796,130	2,020,160	2,244,200	2,468,230	2,693,230
$5,000,000	1,747,100	1,996,130	2,245,160	2,494,200	2,743,230	2,993,230

The pay covered by the Pension Plans noted below is based on the salary and bonus shown in the Summary Compensation Table in this Proxy Statement for each of our five most highly compensated executive officers. The years of credited service as of January 1, 2004 for the executive officers named on the Summary Compensation Table are: Steven S Reinemund—19 years; Indra K. Nooyi—9 years; Michael D. White—14 years; Gary M. Rodkin—8 years; and Abelardo E. Bru—27 years.

Computation of Benefits

PepsiCo’s executive officers generally participate in PepsiCo’s Retirement Plan and PepsiCo’s Pension Equalization Plan (which has been adopted to provide benefits that would have been payable under the Retirement Plan except for ERISA and Internal Revenue Code limitations). The annual benefits payable under these two Pension Plans to employees with 5 or more years of service at age 65 are, for the first 10 years of credited service, 3% of the employee’s highest consecutive five-year average annual earnings plus an additional 1% of the employee’s highest consecutive five-year average annual earnings for each additional year of credited service over 10 years, less 0.43% of final average earnings not to exceed Social Security covered compensation multiplied by years of service (not to exceed 35 years).

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16 of the Securities Exchange Act of 1934 requires PepsiCo’s directors and executive officers to file reports of ownership and changes in ownership of PepsiCo Common and Convertible Preferred Stock. We received written representations from each such person who did not file an annual report with the SEC on Form 5 that no Form 5 was due. To the best of PepsiCo’s knowledge, in 2003, all required forms were filed on time with the Securities and Exchange Commission, except one stock option holding for each of Abelardo E. Bru and Margaret D. Moore was not reported on their respective Form 3, which were timely filed. Once the omissions were discovered, amended Forms 3 were promptly filed.

RATIFICATION OF APPOINTMENT OF AUDITORS (PROXY ITEM NO. 2)

The Audit Committee engaged KPMG LLP (“KPMG”) as PepsiCo’s independent auditors for 2004, subject to ratification by shareholders. KPMG has been PepsiCo’s independent auditors since 1990.

Representatives of KPMG will be available to answer appropriate questions at the Annual Meeting and are free to make statements during the meeting.

The Board of Directors recommends that shareholders vote FOR the ratification of the appointment of KPMG as PepsiCo’s independent auditors for 2004.

APPROVAL OF THE 2004 EXECUTIVE INCENTIVE COMPENSATION PLAN

(PROXY ITEM NO. 3)

Approval of the 2004 Executive Incentive Compensation Plan (the “2004 EIC Plan”) is recommended so that annual incentive awards to executive officers constitute “performance-based compensation” and are tax deductible by PepsiCo under Section 162(m) of the Internal Revenue Code (the “Code”).

PepsiCo’s compensation program includes annual incentive awards to attract, retain, and motivate key employees. For executive officers, currently a group of 10 senior executives, PepsiCo awards annual incentives under a separate plan called the 1994 Executive Incentive Compensation Plan (the “1994 EIC Plan”). This plan was established and approved by shareholders in 1994 and, since that time, all annual incentive awards to executive officers have been performance-based and tax deductible to PepsiCo. However, the 1994 EIC Plan expires at the end of 2004.

The Compensation Committee of the Board of Directors (the “Committee”) believes it is important that executive officer compensation continue to be performance-based and tax deductible. Therefore, PepsiCo is submitting the 2004 EIC Plan to shareholders for approval, and the Board recommends that PepsiCo shareholders approve the 2004 EIC Plan. The 2004 EIC Plan is substantially similar to the 1994 EIC Plan. The principal features of the 2004 EIC Plan are described below and the full text of the plan is annexed hereto as Exhibit D.

Awards.    The 2004 EIC Plan provides award opportunities for senior officers of PepsiCo and its subsidiaries and divisions on an annual basis. Awards are approved by the Committee. If approved by shareholders, it is anticipated that the first awards under the 2004 EIC Plan will be made in the first quarter of 2005.

Administration.    The 2004 EIC Plan will be administered by the Committee, which is composed entirely of non-employee directors who meet the criteria of “outside director” under Section 162(m) of the Code and “independent director” under the rules of the Securities and Exchange Commission and New York Stock Exchange. The Committee’s powers include the authority, within the limitations set forth in the plan, to select the persons to be granted awards, to determine the time when awards will be granted, to determine whether objectives and conditions for earning awards have been met, to determine whether payment of an award will be made at the end of an award period or deferred, and to determine whether an award or payment of an award should be reduced or eliminated.

Eligibility to Receive Awards.    The Committee shall select the key executives of PepsiCo, its divisions and subsidiaries, who shall be eligible to receive awards under the 2004 EIC Plan. Generally, executive officers of PepsiCo will be granted, and other officers may at the discretion of the Committee be granted, annual incentive awards under the 2004 EIC Plan. It is expected that approximately 10 individuals, including PepsiCo’s Chief Executive Officer, will receive awards in 2005 under the 2004 EIC Plan.

Annual Incentive Awards.    The amount of annual incentive awards paid to eligible executives under the 2004 EIC Plan will be based upon the achievement by PepsiCo of specified performance targets, which shall be established annually in advance by the Committee.

No payment will be made if the minimum performance target is not met. The targets to be used for purposes of awards may be set by the Committee using any of the following business performance measures: stock price, market share, sales revenue, cash flow, sales volume, earnings per share, return on equity, return on assets, return on sales, return on invested capital, economic value added, net earnings, total shareholder return, gross margin, and/or costs. The targets may be established based on objectives related to the participant or to objectives that are Company-wide or related to a subsidiary, division, department, region, function or business unit of the Company in which the participant is employed. The Committee may adjust the targets, or provide for the manner in which performance will be measured against the targets, to reflect the impact of specified corporate transactions (such as a stock split or stock dividend), special charges, accounting or tax law changes and other extraordinary or nonrecurring events, provided such awards would not be adversely affected under Section 162(m) of the Code.

Negative Discretion.    Notwithstanding attainment of a target established for an award under the 2004 EIC Plan, the Committee has the discretion to reduce, but not increase, some or all of an award that would otherwise be paid.

Award Maximum.    No participant may receive more than $9 million under the 2004 EIC Plan in any calendar year.

Amendment and Termination.    The Committee may amend or terminate the 2004 EIC Plan so long as such action does not adversely affect any rights or obligations with respect to awards already outstanding under the plan. Unless the shareholders of PepsiCo shall have first approved thereof, no amendment of the plan may increase the maximum amount per year which can be paid to any one participant under the plan, change the business performance measures for the awards or modify the requirements as to eligibility for participation in the plan. No awards may be made under the 2004 EIC Plan after December 31, 2014 or, if earlier, the date the plan no longer satisfies the requirements of “performance-based compensation” under the regulations promulgated under Section 162(m) of the Code.

Federal Tax Consequences.    Under the Code, a grant of an award under the 2004 EIC Plan would have no federal income tax consequences. The payment of the award is taxable to a participant as ordinary income. The payment of an award, however, may be deferred by the participant if such deferral is permitted under a deferral plan or arrangement approved by the Company. Amounts taxable to employees under the plan will be deductible by PepsiCo as compensation.

No benefits or amounts have been granted, awarded or received under the 2004 EIC Plan and no awards are determinable at this time. However, for illustrative purposes and as required by applicable regulations, the table below shows the awards received by such individuals in 2003 that would have been granted under the 2004 EIC Plan had it been in effect. The awards to the referenced individuals are those disclosed in the Summary Compensation Table in this Proxy Statement.

Name and Position	Dollar Value ($)
Steven S Reinemund Director; Chairman of the Board and Chief Executive Officer	$3,800,000

Indra K. Nooyi Director; President and Chief Financial Officer	$1,486,620

Michael D. White Chairman and Chief Executive Officer, PepsiCo International	$1,449,590

Gary M. Rodkin Chairman and Chief Executive Officer, PepsiCo Beverages and Foods	$1,377,320

Abelardo E. Bru Chairman and Chief Executive Officer, Frito-Lay North America	$1,154,270

Executive Officer Group	$11,346,880

Non-Executive Director Group	0

Non-Executive Officer Employee Group	0

The Board of Directors recommends that shareholders vote FOR the approval of the 2004 Executive Incentive Compensation Plan.

SHAREHOLDERS’ PROPOSALS

If proposals are submitted by more than one shareholder, PepsiCo will only list the primary filer’s name, address and number of shares held. We will provide information about co-filers promptly if we receive a request for the information.

Political Contributions (Proxy Item No. 4)

Mrs. Evelyn Y. Davis, Watergate Office Building, 2600 Virginia Avenue, N.W., Washington, D.C. 20037, who owns 900 shares of PepsiCo Common Stock, has submitted the following resolution for the reasons stated:

“RESOLVED: That the stockholders recommend that the Board direct management that within five days after approval by the shareholders of this proposal, the management shall publish in newspapers of general circulation in the cities of New York, Washington, D.C., Detroit, Chicago, San Francisco, Los Angeles, Dallas, Houston and Miami, and in the Wall Street Journal and U.S.A Today and Gannett Westchester Papers, a detailed statement of each contribution made by the Company, either directly or indirectly, within the immediately preceding fiscal year, in respect of a political campaign, political party, referendum or citizens’ initiative, or attempts to influence legislation, specifying the date and amount of each such contribution, and the person or organization to whom the contribution was made. Subsequent to this initial disclosure, the management shall cause like data to be included in each succeeding report to shareholders. And if no such disbursements were made, to have that fact publicized in the same manner.

REASONS: This proposal, if adopted, would require the management to advise the shareholders how many corporate dollars are being spent for political purposes and to specify what political causes the management seeks to promote with those funds. It is therefore no more than a requirement that the shareholders be given a more detailed accounting of these special purpose expenditures that they now receive. These political contributions are made with dollars that belong to the shareholders as a group and they are entitled to know how they are being spent.

If you AGREE, please mark your proxy FOR this resolution.”

Response: Under applicable law, PepsiCo makes no corporate contributions to federal candidates. We do make occasional contributions to state and local candidates where permitted by law. In each instance, we fully comply with all applicable reporting and public disclosure requirements. PepsiCo and its operating units also participate in business-oriented political and civic associations, and make their positions known on legislation that is significant to our business. The Board of Directors believes that these are important efforts, which should not be hindered by special disclosure rules that are not required by any federal, state or local regulatory authority. In addition, while we understand that the proponent has submitted a similar proposal to a number of other companies, whose shareholders may or may not adopt such proposal, PepsiCo would be comparatively disadvantaged if it was subject to special disclosure rules.

The Board of Directors recommends that shareholders vote AGAINST this resolution.

Global HIV / AIDS Pandemic (Proxy Item No. 5)

Mennonite Mutual Aid, 1110 North Main Street, Goshen, IN, which collectively with its co-filers own 190,000 shares of PepsiCo Common Stock, has submitted the following resolution for the reasons stated:

“WHEREAS: There are more than 42 million people worldwide currently living with HIV/AIDS, over 95% of whom live in the developing world. Yet only 4% of developing world patients who need antiretroviral therapy have access to it. (AIDS Epidemic Update, December 2002, UNAIDS/WHO).

According to UNAIDS, the HIV/AIDS pandemic is “creating or aggravating poverty among millions of people, eroding human capital, weakening government institutions and threatening business activities and investment” (Financing Development in the Shadow of HIV/AIDS, March 2002, UNAIDS)

Business leaders at the 2002 World Economic Forum committed themselves to the fight against AIDS as a business priority (Financing Development in the Shadow of HIV/AIDS);

The 2002 King Report on Corporate Governance for the Johannesburg Stock Exchange calls for listed companies to disclose the nature and extent of plans, policies and strategies which manage the potential impact of HIV/AIDS in the company’s activities (Accountacy Age, 12 May 2002);

For many businesses it is cost effective to provide HIV/AIDS treatment and prevention programs for their employees (Harvard Business Review, February 2003);

TUBERCULOSIS, one of the world’s leading infectious causes of death, takes 2 million lives a year and is a leading killer of people with HIV/AIDS (Campaign for Access to Essential Medicines, 2001, Doctor’s without Borders);

Virtually no research is being conducted to develop new treatments for TB, a disease that Doctors Without Borders calls “a political and social problem that could have incalculable consequences for generations to come” (Campaign for Access);

MALARIA kills between one and two million people each year and 300-500 million new cases occur every year (Campaign for Access);

Malaria is often treated in developing countries with drugs that are no longer effective, and people with resistant malaria cannot access the treatment that could save their lives (Campaign for Access);

In a report for the UN Conference on Financing for Development, UNAIDS states: “Increasing illness and death of large of productive members of society will reduce overall production and consumption.” (Financing Development in the Shadow of HIV/AIDS);

The World Bank reports that in southern Africa and other affected regions “a complete economic collapse will occur” unless there is a response to the HIV/AIDS pandemic. Even “a delay in responding to the outbreak of the epidemic, however, can lead to collapse.” (The Long-run Economic Costs of AIDS, June 2003, The World Bank).

RESOLVED: Shareholders request that our Board review the economic effects of the HIV/AIDS, tuberculosis and malaria pandemics on the company’s business strategy, and its initiatives to date, and report to shareholders within six (6) months following the 2004 annual meeting. This report developed at reasonable costs and omitting proprietary information, will identify the impacts of these pandemics on the company.

Supporting Statement: Investors want to feel confident that our board has fully considered the risks and opportunities our company faces in relation to the public health crisis in emerging markets, and has effective policies and processes in place for dealing with the challenges.

If you AGREE, please mark your proxy FOR this resolution.”

Response: We appreciate and respect the proponents’ interest in the impact of diseases and health issues, including HIV/AIDS. Furthermore, we share the view that responsible corporate citizens should actively address these important societal issues.

PepsiCo is a member of the Global Business Coalition (GBC), a not-for-profit group dedicated to fighting HIV/AIDS and related diseases by providing information, counsel and sharing of best practices. PepsiCo has established an internal task force on HIV/AIDS whose purpose is to gather data, monitor and respond to issues related to the disease. These issues include employee policies and programs and encouragement of community outreach efforts. These efforts are already underway.

PepsiCo believes it has a responsibility to our employees and communities to join in the fight against HIV/AIDS and related diseases and to report to shareholders on our initiatives. PepsiCo already reports on HIV/AIDS programs in Sub Sahara Africa on its website. In 2004, PepsiCo will begin to use the Global Reporting Initiative (GRI) Sustainability Reporting Guidelines as a comprehensive reporting mechanism. The guidelines request a report on policies and programs for the workplace and beyond on HIV/AIDS, and PepsiCo will be responding. As a result, we do not believe creating a separate report is the best use of company resources.

The Board of Directors recommends that shareholders vote AGAINST this resolution.

OTHER MATTERS

The Board of Directors knows of no other matters to be brought before the Annual Meeting.

2005 SHAREHOLDERS’ PROPOSALS

PepsiCo welcomes comments or suggestions from its shareholders. If a shareholder wants to have a proposal formally considered at the 2005 Annual Meeting of Shareholders, and included in the proxy statement for that Meeting, we must receive the proposal in writing on or before November 25, 2004. In addition, if a shareholder proposal is not received by us on or before February 5, 2005, under PepsiCo’s By-Laws it will not be considered or voted on at the Annual Meeting.

GENERAL

PepsiCo will pay the costs relating to this Proxy Statement, the proxy and the Annual Meeting.

In addition to the solicitation of proxies by mail, PepsiCo intends to ask brokers and bank nominees to solicit proxies from their principals and will pay the brokers and bank nominees their expenses for the solicitation.

To be sure that we have the necessary quorum to hold the Annual Meeting, PepsiCo has hired the firm of Georgeson Shareholder Communications Inc. to help in soliciting proxies by mail, telephone and personal interview for fees estimated at approximately $21,000.

Employees of PepsiCo may also solicit proxies. They will not receive any additional pay for the solicitation.

The Annual Report to Shareholders for 2003, including financial statements, was mailed with this Proxy Statement or was previously delivered to shareholders and is not part of the material for the solicitation of proxies. To reduce postage costs, we sent materials at bulk mail rates. If you have not received the Annual Report by the time you receive your Proxy Statement, please contact PepsiCo’s Manager of Shareholder Relations, at PepsiCo, Inc., 700 Anderson Hill Road, Purchase, NY 10577 or (914) 253-3055.

A copy of PepsiCo’s Annual Report on Form 10-K for the fiscal year ended December 27, 2003 (without exhibits) will be sent to any shareholder without charge by contacting the Company at the address or phone number listed above. You also may obtain our Annual Report on Form 10-K over the Internet at the Securities and Exchange Commission’s website, www.sec.gov, or at our website, www.pepsico.com.

Please vote your shares promptly through any of the means described on the enclosed proxy card.

By order of the Board of Directors,

David R. Andrews

Secretary

Exhibit A

PepsiCo, Inc.

CORPORATE GOVERNANCE GUIDELINES

As of January 29, 2004

The Board of Directors (the “Board”) of PepsiCo, Inc. (the “Corporation”), acting on the recommendation of its Nominating and Corporate Governance Committee, has developed and adopted certain corporate governance principles (the “Guidelines”) establishing a common set of expectations to assist the Board and its committees in performing their duties in compliance with applicable requirements. In recognition of the continuing discussions about corporate governance, the Board will review and, if appropriate, revise these Guidelines from time to time.

A.	Director Responsibilities

1.	Represent the interests of the Corporation’s shareholders in maintaining and enhancing the success of the Corporation’s business, including optimizing long-term returns to increase shareholder value.

2.	Selection and evaluation of a well-qualified Chief Executive Officer (“CEO”) of high integrity, and approval of other members of the senior management team.

3.	Oversee and interact with senior management with respect to key aspects of the business including strategic planning, management development and succession, operating performance, and shareholder returns.

4.	Provide general advice and counsel to the Corporation’s CEO and senior executives.

5.	Adopt and oversee compliance with the Corporation’s Worldwide Code of Conduct. Promptly disclose any waivers of the Code of Conduct for Directors or executive officers.

6.	Hold regularly scheduled executive sessions of independent directors. Designate and publicly disclose the name of the Director who will preside at such meetings. Formally evaluate the performance of the CEO and senior management each year in executive sessions.

7.	Regular attendance at Board meetings is mandatory. Meeting materials should be reviewed in advance.

8.	Duty of Care: In discharging the duties of a Director, including duties as a Committee member, North Carolina law requires that a Director shall act: (1) in good faith; (2) with care an ordinary prudent person in a like position would exercise under similar circumstances and (3) in a manner he or she believes to be in the best interests of the Corporation.

B.	Director Qualification Standards

1.	The Nominating and Corporate Governance Committee, with the input of the CEO, is responsible for recommending to the Board (1) nominees for Board membership to fill vacancies or newly created positions and (2) the persons to be nominated by the Board for election at the Corporation’s Annual Meeting of Shareholders. The Nominating and Corporate Governance Committee does not solicit Director nominations, but will consider recommendations sent to the Secretary of the Corporation at 700 Anderson Hill Road, Purchase, New York 10577.

2.

In connection with the selection and nomination process, the Nominating and Corporate Governance Committee shall review the desired experience, mix of skills and other qualities to assure appropriate Board composition, taking into account the current Board members and the specific needs of the Corporation and the Board. The Board will generally look for individuals who have displayed high ethical standards, integrity, and sound business judgment. This process is designed to ensure that the Board includes members with diverse backgrounds, skills and experience, including appropriate financial and other expertise relevant to the business of the Corporation.

3.	Independent directors must comprise a majority of the Board.

4.	An independent director of the Corporation is a director who:

(a)	has not been an employee of the Corporation, or any of its consolidated subsidiaries, during the last three years;

(b)	has not received more than $100,000 per year in direct compensation from the Corporation, or any of its consolidated subsidiaries, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service) during the last three years;

(c)	has not been affiliated with, or employed in a professional capacity by, the present or former internal auditor or external independent auditor of the Corporation, or any of its consolidated subsidiaries, during the last three years;

(d)	during the last three years, has not been employed as an executive officer of another corporation whose compensation committee includes a present executive officer of the Corporation, or any of its consolidated subsidiaries;

(e)	is not, and has not been in the past three years, an executive officer or an employee of another company that makes payments to, or receives payments from, the Corporation, or any of its consolidated subsidiaries, for property or services in an amount which, in any single fiscal year, exceeds the greater of $1 million or 2% of the consolidated gross revenues of such other company;

(f)	has any immediate family members[1], and anyone (other than employees) who shares the directors’ home who did not satisfy the criteria set forth in (a)-(e) above, during the last three years; and

(g)	has no other material relationship with the Corporation, or any of its consolidated subsidiaries, either directly or as a partner, shareholder or officer of an organization that has a material relationship with the Corporation, or any of its consolidated subsidiaries.

In making a determination regarding a proposed director’s independence, the Board shall consider all relevant facts and circumstances, including the director’s commercial, industrial, banking, consulting, legal, accounting, charitable and familial relationships, and such other criteria as the Board may determine from time to time.

5.	In addition to satisfying all of the independence criteria set forth in paragraph 4 of this Section, all members of the Audit Committee must also meet the following requirements:

(a)	Director’s fees are the only compensation that members of the Audit Committee may receive from the Corporation or any of its consolidated subsidiaries. Audit Committee members may not receive consulting, advisory or other compensatory fees from the Corporation or any of its consolidated

[1]	An “Immediate family member” is defined as a spouse, parents, children, siblings, mothers and fathers-in-law, sons and daughters-in-law, brothers and sisters-in-law and anyone (other than employees) who shares the director’s home. Individuals who are no longer immediate family members as a result of legal separation or divorce, or those who have died or become incapacitated are not taken into consideration with respect to the determination of a director’s independence.

subsidiaries (other than in his or her capacity as a member of the Audit Committee, the Board of Directors, or any other committee of the Board).

(b)	No member of the Audit Committee may be an “affiliated person” of the Corporation, or any of its consolidated subsidiaries, as such term is defined by the Securities and Exchange Commission.

6.	Directors must retire at the age of 70, except as otherwise recommended by the Nominating and Corporate Governance Committee and approved by the Board.

7.	The number of boards on which a Director may sit may be reviewed on a case-by-case basis by the Nominating and Corporate Governance Committee.

8.	The Board has not established term limits for Directors. Although term limits can promote the inclusion on the Board of people with diverse perspectives, the process described in paragraph 2 of this Section can achieve the same result. Moreover, term limits have the disadvantage of causing the Corporation to lose the contributions of Directors who have been able to develop over a period of time, increasing insight into the Corporation and its operations, thereby increasing their contributions to the Corporation.

9.	A Director shall offer, in writing, to resign if there is any significant change in his or her personal circumstances, including a fundamental change in his or her job responsibilities. The Chairman of the Nominating and Corporate Governance Committee may recommend, to the full Board, acceptance or rejection of such an offer after consultation with the Committee members and the Chairman of the Board.

C.	Board Committees

1.	The Board shall at all times have a Nominating and Corporate Governance Committee, an Audit Committee and a Compensation Committee, each comprised solely of independent directors.

2.	The Board shall evaluate and determine the circumstances under which to form new Committees.

D.	Director Compensation

1.	Non-employee directors and committee chairs shall receive reasonable compensation for their services, as may be determined from time to time by the Board upon recommendation of the Nominating and Corporate Governance Committee. Compensation for non-employee directors and committee chairs shall be consistent with the market practices of other similarly situated companies but shall not be at a level or in a form that would call into question the Board’s objectivity. The Nominating and Corporate Governance Committee of the Board shall annually review and report to the Board with respect to director compensation and benefits.

2.	Directors who are employees receive no additional pay for serving as Directors.

3.	Directors who are members of the Audit Committee may receive no compensation from the Corporation other than the fees they receive for serving as Directors.

E.	Director Access to Management and Independent Advisors

1.	The Board is expected to be highly interactive with senior management. Directors are granted access to the name, location, and phone number of all employees of the Corporation.

2.

It is Board policy that executive officers and other members of senior management who report directly to the CEO be present at Board meetings at the invitation of the Board. The Board encourages such executive officers and senior management to make presentations, or to include in discussions at Board meetings managers and other employees who (1) can provide insight into the matters being discussed because of their functional expertise and/or personal involvement in such matters and/or (2) are individuals with high potential whom such executive officers and senior management believe the Directors should have the opportunity to meet and evaluate.

3.	Directors are authorized to consult with independent advisors, as is necessary and appropriate, without consulting management.

F.	Director Orientation and Continuing Education

1.	The Board shall implement and maintain an orientation program for newly elected directors.

2.	Directors are required to continue educating themselves with respect to international markets, accounting and finance, leadership, crisis response, industry practices, general management, and strategic planning.

G.	Management Succession and CEO Compensation

1.	The Board plans for succession to the position of Chief Executive Officer. The Compensation Committee is responsible for making recommendations to the Board about succession planning. The Compensation Committee also recommends to the Board succession plans in the event of an emergency or the retirement of the CEO.

2.	The CEO shall provide an annual report to the Board assessing senior managers and their potential to succeed him or her, and such report shall be reviewed by the Compensation Committee. The report shall also contain the CEO’s recommendation as to his or her successor.

3.	The Compensation Committee is responsible for making recommendations to the Board concerning annual and long-term performance goals for the CEO and for evaluating his or her performance against such goals.

H.	Annual Performance Evaluation of the Board

1.	The Board and its Committees will conduct a self-evaluation at least annually to determine whether it and its Committees are functioning effectively.

2.	The Board will also review the Nominating and Corporate Governance Committee’s periodic recommendations concerning the performance and effectiveness of the Board and its Committees.

Exhibit B

PepsiCo, Inc.

AUDIT COMMITTEE CHARTER

(As amended, effective November 21, 2003)

Committee Member Qualifications

The Audit Committee (the “Committee”) of the Board of Directors (the “Board”) of PepsiCo, Inc. (the “Corporation”) shall be comprised of members with the following qualifications:

1.	The Committee shall consist entirely of independent Directors of the Board.

2.	Each member of the Committee shall be free of any relationship that, in the judgment of the Board from time to time, would interfere with the exercise of his or her independent judgment.

3.	Each member of the Committee shall also satisfy, in the judgment of the Board from time to time, the required financial literacy.

4.	At least one member of the Committee, which, in the judgment of the Board from time to time, will have accounting or related financial management expertise.

Committee Purpose

The purpose of the Audit Committee is to assist the Board’s oversight of:

1.	The quality and integrity of the Corporation’s financial statements.

2.	The Corporation’s compliance with legal and regulatory requirements.

3.	The independent auditor’s qualifications and independence.

4.	The performance of the Corporation’s internal audit function and the independent auditors.

Committee Responsibilities

In addition to the purposes set forth above, the primary responsibilities of the Committee shall be to:

Independent auditors

1.	Retain and terminate the Corporation’s independent auditors (subject to shareholder ratification), and exercise the Committee’s sole authority to approve all audit engagement fees and terms as well as non-audit engagements with the independent auditors. The Committee shall as part of such process, obtain from such independent auditors, and discuss with them, the required disclosures regarding independence, as such requirements are amended or supplemented from time to time.

2.	At least annually, obtain and review a report by the independent auditor describing: the firm’s internal quality-control procedures; any material issues raised by the most recent internal quality-control review, or peer review, of the firm, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the firm, and any steps taken to deal with any such issues; and (to assess the auditor’s independence) all relationships between the independent auditor and the Corporation.

Reporting and disclosure to the Board of Directors

3.	Review with management and the independent auditors the Corporation’s annual and quarterly financial statements, including significant changes in accounting principles or their application, disclosure under the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and management’s certification of such statements.

4.	Review regularly the independent auditor’s report submitted to the Committee regarding the Corporation’s critical accounting policies and practices, alternative treatments of financial information that have been discussed with management, and written communications between the Corporation’s management and the independent auditors.

5.	Review with the independent auditors their reports on the annual and quarterly financial statements and all communications required of the independent auditors; and discuss with the independent auditors and management their judgment as to the quality of the Corporation’s accounting principles, including the application of the Corporation’s accounting principles.

6.	Review and discuss on a general basis the types of information disclosed in, and the types of presentations to be made for, earnings press releases, as well as financial information or earnings guidance provided to analysts and ratings agencies.

7.	Review with management, the independent auditors and the senior-most internal auditor, the adequacy of the Corporation’s internal controls, disclosure processes and management’s responses with respect to recommendations for internal control improvements.

8.	Based on the Committee’s review and discussion of the Corporation’s annual financial statements with management and the independent auditors, recommend to the Board that the annual financial statements be included in the Corporation’s Annual Report on Form 10-K.

9.	Review with management, the independent auditors and the senior-most internal auditor, the quarterly financial statements prior to the filing of quarterly periodic reports. This review includes significant adjustments, management adjustments and accounting estimates, significant new accounting policies and disagreements with management. The Chair of the Committee may represent the entire Committee for purposes of this review.

10.	Review and report to the Board of Directors on any material related party transactions between the Corporation and its affiliates.

11.	Regularly report Committee actions to the Board of Directors, with such recommendations, as the Committee deems appropriate.

12.	Report to shareholders in the Corporation’s annual proxy statement on those Committee matters required by Securities and Exchange Commission rules.

13.	Annually assess and report to the Board on the performance and effectiveness of the Committee.

Corporate oversight

14.	Assist the Board’s oversight of the Corporation’s compliance with respect to its financial reporting and disclosure processes, disclosure requirements and internal control systems. Review (A) major issues regarding accounting principles and financial statement presentations, including any significant changes in the Corporation’s selection or application of accounting principles, and major issues as to the adequacy of the Corporation’s internal controls and any special audit steps adopted in light of material control deficiencies; (B) analyses prepared by management and/or the independent auditor setting forth significant financial reporting issues and judgments made in connection with the preparation of the financial statements, including analyses of the effects of alternative GAAP methods on the financial statements; and (C) the effect of regulatory and accounting initiatives, as well as off-balance sheet structures, on the financial statements of the Corporation.

15.	Assist the Board’s oversight of the audit processes of the Corporation’s independent auditors and internal audit department.

16.	Provide an open avenue of communication among the Corporation’s independent auditors, financial and senior management, the internal auditing department, and the Board.

17.	Discuss the guidelines and policies with respect to the Corporation’s risk management policies and procedures.

18.	Establish and maintain hiring policies for employees or former employees of independent auditors.

19.	Review the audit plans and activities of the independent auditors and the internal auditors, and the coordination of their audit efforts.

20.	Review and approve the performance, appointment or replacement of the Corporation’s senior-most internal auditor.

21.	Review the internal audit department’s staffing, budget and responsibilities.

22.	Review with the senior-most internal auditor and independent auditors the results of their reviews of (a) officers’ expense accounts and use of corporate assets and (b) key employees’ compliance with the Corporation’s Worldwide Code of Conduct.

23.	Establish procedures for the Committee to receive, retain and respond to complaints regarding the preparation of financial statements, accounting, internal accounting controls, and auditing matters.

24.	Establish procedures for the Committee to receive, retain and respond to the confidential, anonymous submission by employees of the Corporation of concerns regarding questionable accounting or auditing matters.

25.	Establish procedures for the reporting of evidence by an attorney representing the Corporation before the Securities and Exchange Commission of a violation of securities laws or breach of fiduciary duty or similar violation by the Corporation or any agent thereof if such evidence is reported to the Corporation’s Chief Legal Counsel or Chief Executive Officer and an appropriate response is not received.

26.	Conduct or authorize investigations into any matters within the Committee’s scope of responsibilities.

27.	Consider such other matters with respect to the Corporation’s financial affairs, internal controls and the internal and external audits as the Committee may deem advisable.

28.	Review this Charter on an annual basis, update it as appropriate, and submit it for the approval of the Board when updated.

29.	Undertake such other responsibilities or tasks as the Board may delegate or assign to the Committee from time to time.

General

1.	The Audit Committee shall include not less than three (3) members of the Board.

2.	The Chairperson shall be appointed by the Board.

3.	The Committee shall meet at least four (4) times each year, or more frequently as circumstances require.

4.	The timing of the meetings shall be determined by the Committee and the Board. The Committee, however, will meet at any time that the independent auditors believe communication to the Committee is required.

5.	The Board may at any time and in its complete discretion remove any member of the Committee and may fill any vacancy in the Committee.

6.	A majority of the total number of members shall constitute a quorum of the Committee.

7.	A majority of the members of the Committee shall be empowered to act on behalf of the Committee, except as provided otherwise in this charter.

8.	Obtain advice and assistance from outside legal, accounting, or other advisers as is necessary and appropriate and approve fees for such advisors engaged by the Committee.

9.	The Committee will meet, at least quarterly, with management, the senior-most internal auditor, and the independent auditors in separate sessions to discuss any matters which the Committee or these groups believe should be discussed privately with the Committee.

10.	Minutes shall be kept of each meeting of the Committee, and the Committee shall regularly provide reports of its actions to the Board.

Exhibit C

PepsiCo, Inc.

COMPENSATION COMMITTEE CHARTER

(As amended, effective November 21, 2003)

Committee Member Qualifications

The Compensation Committee (the “Committee”) of the Board of Directors (the “Board”) of PepsiCo, Inc. (the “Corporation”) shall be comprised of members with the following qualifications:

1.	The Committee shall consist entirely of independent Directors of the Board.

2.	The requisite number of the members of the Committee shall also satisfy, in the judgment of the Board, the applicable independence requirements.

3.	Each member shall be free of any relationship that, in the judgment of the Board from time to time, would interfere with the exercise of his or her independent judgment.

Committee Purpose

The purpose of the Compensation Committee is to:

1.	Oversee the policies of the Corporation relating to compensation of the Corporation’s executives and make recommendations to the Board with respect to such policies.

2.	Produce a report on executive compensation for inclusion in the Corporation’s proxy statement, in accordance with applicable rules and regulations.

3.	Monitor the development and implementation of succession plans for the Chief Executive Officer (“CEO”) and other key executives, and make recommendations to the Board with respect to such plans.

Committee Responsibilities

In addition to the purposes set forth above, the primary responsibilities of the Committee shall be to:

1.	Ensure that the Corporation’s executive compensation programs are designed to enable it to recruit, retain and motivate a large group of talented and diverse domestic and international executives.

2.	Ensure that Corporation’s executive compensation programs are appropriately competitive, support organization objectives and shareholder interests, and ensure a pay for performance linkage.

3.	Review and report to the Board for its consideration any cash incentive compensation plans, option plans, or other equity based plans that provide for payment in the Corporation’s stock or are based on the value of the Corporation’s stock, subject to any approvals required by the shareholders of the Corporation.

4.	Oversee the design, financing and administration of all employee benefit plans and programs of the Corporation, its subsidiaries and divisions, including the authority to (i) adopt, amend and terminate such plans and programs (unless approval by the Board or shareholders of the Corporation is required by law) and (ii) name and monitor the fiduciaries of the Corporation’s employee benefit plans that are subject to the Employee Retirement Income Security Act (ERISA).

5.	Review and approve annual corporate goals and objectives relevant to the CEO’s compensation; evaluate the CEO’s performance in light of those goals and objectives;

C-1

and recommend for approval by the independent members of the Board, the CEO’s compensation level based on this evaluation.

6.	Meet annually with the CEO to discuss corporate goals and performance results.

7.	Recommend for Board approval, on an annual basis, the individual elements of total compensation for the named executive officers (Section 16 officers), other than the CEO.

8.	Recommend for Board approval, CEO and key executive succession plans, including plans in the event of an emergency or retirement of the CEO.

9.	Communicate in the annual Compensation Committee Report to shareholders the factors and criteria on which the compensation for the CEO and other named executive officers (Section 16 officers) was based.

10.	Undertake such other responsibilities or tasks as the Board may delegate or assign to the Committee from time to time.

11.	Annually assess and report to the Board on the performance and effectiveness of the Committee.

12.	Review this Charter on an annual basis, update it as appropriate, and submit it for the approval of the Board when updated.

General

1.	The Chairperson shall be appointed by the Board.

2.	The Committee shall meet at least two (2) times each year, or more frequently as circumstances require.

3.	The timing of the meetings shall be determined by the Committee and the Board.

4.	Delegate any of its duties to subcommittees comprised of Committee members or officers of the Corporation as the Committee may deem appropriate in its sole discretion.

5.	The Board may, at any time and in its complete discretion, remove any member of the Committee and may fill any vacancy in the Committee.

6.	A majority of the total number of members shall constitute a quorum of the Committee.

7.	A majority of the members of the Committee shall be empowered to act on behalf of the Committee.

8.	The Committee may seek the assistance and counsel of outside consultants, and shall have sole authority to retain and terminate such consulting firm, and to approve such firm’s fees and other retention terms at the Corporation’s expense, as the Committee determines is appropriate.

9.	Minutes shall be kept of each meeting of the Committee, and the Committee shall regularly provide reports of its actions to the Board.

C-2

Exhibit D

PepsiCo, Inc.

2004 EXECUTIVE INCENTIVE COMPENSATION PLAN

1.	Purpose.

The principal purposes of this Plan are to assist PepsiCo in attracting, motivating and retaining officers who have significant responsibility for the growth and long-term success of PepsiCo, Inc. (“PepsiCo”) and its subsidiaries and divisions (collectively, the “Company”) by providing incentive awards that ensure a strong pay-for-performance linkage for such officers, and to ensure that the incentive awards qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code (the “Code”).

2.	Administration of the Plan.

The Plan shall be administered by the Compensation Committee of the Board of Directors of PepsiCo (the “Committee”). The Committee shall be appointed by the Board of Directors and shall consist of not less than two members of the Board who meet the definition of “outside director” under the provisions of Section 162(m) of the Code and the definition of “non-employee director” under the provisions of the Exchange Act or the regulations or rules thereunder, and each of whom is “independent” as set forth in the applicable rules and regulations of the Securities and Exchange Commission and the New York Stock Exchange.

The Committee shall have all the powers vested in it by the terms of this Plan, such powers to include the authority (within the limitations described herein) to select the persons to be granted awards under the Plan, to determine the time when awards will be granted, to determine whether objectives and conditions for earning awards have been met, to determine whether awards will be paid at the end of the award period or deferred, and to determine whether an award or payment of an award should be reduced or eliminated.

The Committee shall have full power and authority to administer and interpret the Plan and to adopt such rules, regulations, agreements, guidelines and instruments for the administration of the Plan and for the conduct of its business as the Committee deems necessary or advisable. The Committee’s interpretations of the Plan, and all actions taken and determinations made by the Committee pursuant to the powers vested in it hereunder, shall be conclusive and binding on all parties concerned, including PepsiCo, its shareholders and any person receiving an award under the Plan.

3.	Eligibility.

Generally, all officers of the Company are eligible to participate in the Plan for any fiscal year. The Committee, however, in its discretion, shall select the officers of the Company to whom awards may from time to time be granted under this Plan.

4.	Awards.

(a)    Types of Awards.    The Committee may grant awards to eligible officers, subject to the terms and conditions set forth in the Plan. Under this Plan, executive officers of PepsiCo shall be granted annual incentive awards with respect to each fiscal year of the Company in the first ninety (90) days of each year. If an individual becomes an executive officer during a year and such individual was not otherwise granted an award under this Plan during the first ninety days of the year, that individual shall be granted an incentive award for that year upon his or her becoming an executive officer.

(b)    Performance Targets.    The Committee may establish performance targets for awards to qualify such awards as performance-based compensation under Section 162(m) of the Code. Performance targets may be established in terms of specified levels of any of the following business measures: stock price, market share, sales revenue, cash flow, sales volume, earnings per share, return on equity, return on assets, return on sales, return on invested capital, economic value added, net earnings, total shareholder return, gross margin, and/or costs. Performance targets may be applied with respect to the Company as a whole, a participant, or a subsidiary, division, department, region, function or business unit of the Company in which the participant is employed and may be measured on an absolute basis or relative to a peer-group or index.

(c)    Adjustments.    To the extent permitted under Section 162(m) of the Code and the regulations thereunder, the Committee may adjust the performance targets or provide for the manner in which performance will be measured against the performance targets to reflect the impact of specified corporate transactions (such as a stock split or stock dividend), special charges, accounting or tax law changes and other extraordinary or nonrecurring events.

(d)    Payment of Awards.    Awards will be payable in cash each year upon certification by the Committee that the specified performance targets for the preceding fiscal year were achieved. Notwithstanding the foregoing, a participant may elect to defer all or a portion of any award otherwise payable in accordance with this section, if permitted pursuant to a deferred compensation plan adopted by, or an agreement entered into with, the Company, provided that such deferral does not adversely affect the treatment of the award as performance-based compensation.

(e)    Negative Discretion.    Notwithstanding the achievement by the Company of the specified performance targets, the Committee has the discretion, by participant, to reduce, but not increase, some or all of an award that would be otherwise paid.

(f)    Maximum Awards.    No participant may receive more than a maximum of $9 million under the Plan in any calendar year.

5.	Miscellaneous Provisions.

(a)    Guidelines.    The Committee may adopt from time to time written policies for its implementation of the Plan.

(b)    Delegation of Administrative Authority.    The Committee, as it deems necessary, may delegate its responsibilities for administering the Plan to Company executives. However, the Committee may not delegate its responsibilities to any Company executive who is subject to the provisions of Section 162(m) of the Code.

(c)    Restriction on Transfer.    Awards (or interests therein) to a participant or amounts payable with respect to a participant under the Plan are not subject to assignment or alienation, whether voluntary or involuntary.

(d)    Withholding Taxes.    PepsiCo or any subsidiary or division thereof, as appropriate, shall have the right to deduct from all awards hereunder any federal, state, local or foreign taxes required by law to be withheld with respect to such awards.

(e)    No Rights to Awards.    Except as set forth herein, no Company employee or other person shall have any claim or right to be granted an award under the Plan. Neither the Plan nor any action taken hereunder shall be construed as giving any employee any right to be retained in the employ of PepsiCo or any of its subsidiaries, divisions or affiliates.

(f)    Costs and Expenses.    The cost and expenses of administering the Plan shall be borne by the Company and not charged to any award or to any participant receiving an award.

(g)    Funding of Plan.    The Plan shall be unfunded. The Company shall not be required to establish any special or separate fund or to make any other segregation of assets to assure the payment of any award under the Plan.

(h)    Governing Law.    The Plan and all rights and awards hereunder shall be construed in accordance with and governed by the laws of the state of North Carolina.

6.	Effective Date, Amendments and Termination.

(a)    Effective Date.    The Plan shall become effective on the date it is approved by PepsiCo’s shareholders.

(b)    Amendments.    The Committee may at any time terminate or from time to time amend the Plan in whole or in part, but no such action shall adversely affect any rights or obligations with respect to any awards theretofore made under the Plan. No such amendment or modification, however, may be effective without approval of PepsiCo shareholders if such approval is necessary to comply with the requirements for performance-based compensation under Section 162(m) of the Code.

(c)    Termination.    The Plan shall continue in effect until terminated by the Board. No awards shall be made under the Plan after the earlier of (i) December 31, 2014 or (ii) the date the Plan no longer satisfies the requirements of performance-based compensation under the regulations promulgated under Section 162(m) of the Code.

Appendix A-Proxy card

YOUR VOTE IS IMPORTANT VOTE BY INTERNET / TELEPHONE 24 HOURS A DAY, 7 DAYS A WEEK

INTERNET			TELEPHONE			MAIL

https://www.proxyvotenow.com/pep			1-866-358-4697

•	Go to the website address listed above.	OR	•	Use any touch-tone telephone.	OR	•	Mark, sign and date your proxy card.
•	Have your proxy card ready.		•	Have your proxy card ready.		•	Detach your proxy card.
•	Follow the simple instructions that appear on your computer screen.		•	Follow the simple recorded instructions.		•	Return your proxy card in the postage-paid envelope provided.

Your telephone or Internet vote authorizes the named	If you have submitted your proxy by telephone or the
proxies to vote your shares in the same manner as if you marked, signed and returned the proxy card.	Internet there is no need for you to mail back your proxy.

March 25, 2004

Your proxy card is attached below.

Please read the enclosed proxy statement,
then vote your proxy at your
earliest convenience.

1-866-358-4697

CALL TOLL-FREE TO VOTE

The Internet and telephone voting facilities will close at 5:00 p.m. E.S.T. on May 4, 2004.

Ú  PLEASE DETACH PROXY CARD HERE  Ú

	(Please sign, date and return this proxy card in the enclosed envelope.)		☒ Votes MUST be indicated (x) in Black or Blue ink.

	THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ITEMS NO. 1, 2 AND 3.								THE BOARD OF DIRECTORS RECOMMENDS A VOTE “AGAINST” ITEMS NO. 4 AND 5.

1.	Election of Directors: Nominees: 01 – J.F. Akers, 02 – R.E. Allen, 03 – R.L. Hunt, 04 – A.C. Martinez, 05 – I.K. Nooyi, 06 – F.D. Raines, 07 – S.S Reinemund, 08 – S.P. Rockefeller, 09 – J. J. Schiro, 10 – F.A. Thomas, 11 – C.M. Trudell, 12 – S.D. Trujillo and 13 – D. Vasella.									FOR	AGAINST	ABSTAIN
								4.	Shareholder Proposal (Proxy Statement p. 22)	☐	☐	☐
	FOR all nominees listed above	☐	WITHHOLD AUTHORITY to vote for all nominees listed above	☐	*EXCEPTIONS		☐
								5.	Shareholder Proposal (Proxy Statement p. 23)	☐	☐	☐
(INSTRUCTION: To withhold authority to vote for any individual nominee, mark the
“EXCEPTIONS” box and write that nominee’s name in the space provided below.)
	*Exceptions								To change your address, please mark this box.			☐
					FOR	AGAINST	ABSTAIN
2.	Approval of Auditors				☐	☐	☐		Where no voting instructions are given, the shares represented by this Proxy will be VOTED FOR Items No. 1, 2, and 3 and VOTED AGAINST Items No. 4 and 5
3.	Approval of 2004 Executive Incentive Compensation Plan				☐	☐	☐

S C A N L I N E

Receipt is hereby acknowledged of the PepsiCo Notice of Meeting and Proxy Statement.

IMPORTANT: Please sign exactly as your name or names appear on this Proxy. Where shares are held jointly, both holders should sign. When signing as attorney, executor, administrator, trustee or guardian, please give your full title as such. If the holder is a corporation, execute in full corporate name by authorized officer.

Date Share Owner sign here Co-Owner sign here

4483

Directions to Frito-Lay Headquarters

7701 Legacy Drive, Plano, Texas

FROM DFW AIRPORT:

Approximately 15 miles

Exit Airport to the north following directions to S.H. 121

Curve to right onto S.H. 121

Follow S.H. 121 beyond Lewisville and The Colony to Legacy Drive

Turn right at signal onto Legacy Drive

Take second turn to the right into Frito-Lay near flags

FROM NORTH DALLAS AREA:

Approximately 13 miles

Off 635 (LBJ Freeway), exit Dallas North Tollway going north

Follow Tollway approximately 13 miles

Turn left at signal onto Legacy Drive

Go approximately 1/2 mile and turn left into Frito-Lay near flags

FROM DOWNTOWN:

Approximately 30 miles

Follow Dallas North Tollway to Legacy Drive

Turn left and follow Legacy Drive approximately 1 mile

Turn left into Frito-Lay near flags

PEPSICO, INC.

PROXY FOR ANNUAL MEETING OF SHAREHOLDERS

MAY 5, 2004

This Proxy is Solicited on Behalf of PepsiCo’s Board of Directors

The undersigned hereby appoints Steven S Reinemund and David R. Andrews, and each of them, proxies for the undersigned, with full power of substitution, to vote all shares of Common Stock and/or Convertible Preferred Stock of PepsiCo, Inc. which the undersigned may be entitled to vote at the Annual Meeting of Shareholders of PepsiCo, Inc., in Plano, Texas, on Wednesday, May 5, 2004 at 11:00 A.M., Central Daylight Time, or at any adjournment thereof, upon the matters set forth on the reverse side and described in the accompanying Proxy Statement.

Please mark this proxy as indicated on the reverse side to vote on any item. If you wish to vote in accordance with the Board of Directors’ recommendations, please sign the reverse side; no boxes need to be checked.

(Continued and to be signed on other side)

I PLAN TO ATTEND MEETING. If you check this box to the right an admission card will be sent to you.	☐	PEPSICO, INC. P.O. BOX 11278 NEW YORK, N.Y. 10203-0278

To include any comments, please mark this box.	☐